Exhibit 2.1

Execution Version

UNIT EXCHANGE AGREEMENT

among

Kitara Media Corp.,

KITARA HOLDCO CORP.,

FUTURE ADS LLC

and

THE MEMBERS OF Future Ads LLC

Dated as of October 10, 2014

Execution Version

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TABLE OF CONTENTS
(Continued)

		Page

Section 4.8	Absence of Certain Changes or Events	34
Section 4.9	Compliance with Law; Permits	34
Section 4.10	Litigation	35
Section 4.11	Employee Benefit Plans	35
Section 4.12	Labor and Employment Matters	36
Section 4.13	Insurance	37
Section 4.14	Real Property	37
Section 4.15	Intellectual Property	38
Section 4.16	Taxes	39
Section 4.17	Environmental Matters	40
Section 4.18	Kitara Material Contracts	41
Section 4.19	Brokers	42
Section 4.20	SEC Reports; Disclosure Controls	42
Section 4.21	Financing.	43
Section 4.22	Exclusivity of Representations and Warranties	44

Article V COVENANTS		44

Section 5.1	Conduct of Business Prior to the Closing	44
Section 5.2	Covenants Regarding Information.	49
Section 5.3	Update of Disclosure Schedules	49
Section 5.4	Notification of Certain Matters	50
Section 5.5	No Solicitation	50
Section 5.6	Confidentiality	51
Section 5.7	Consents and Filings; Further Assurances	51
Section 5.8	Public Announcements	53
Section 5.9	Directors’ and Officers’ Indemnification	54
Section 5.10	Tax Matters	55
Section 5.11	Termination of Certain Contracts	55
Section 5.12	Kitara Stockholders Meeting	55
Section 5.13	Preparation of Form S-4 and Proxy Statement	56
Section 5.14	Kitara Reorganization	55
Section 5.15	Financing.	57
Section 5.16	Future Ads Transaction Expenses	59
Section 5.17	Securities Transactions	59
Section 5.18	Holdco Plan	59
Section 5.19	Holdco Directors	60

Article VI CONDITIONS TO CLOSING		60

Section 6.1	General Conditions	60
Section 6.2	Conditions to Obligations of the Transferors	60
Section 6.3	Conditions to Obligations of Holdco and Kitara	61

ii

TABLE OF CONTENTS
(Continued)

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UNIT EXCHANGE AGREEMENT

THIS UNIT EXCHANGE AGREEMENT, dated as of October 10, 2014 (this “Agreement”), is by and among Kitara Media Corp., a Delaware corporation (“Kitara”), Kitara Holdco Corp., a Delaware corporation and wholly-owned subsidiary of Kitara (“Holdco”), Future Ads LLC, a California limited liability company (“Future Ads”), and the members of Future Ads, each of whom is listed on Schedule 1.1(a) of the Transferors Disclosure Schedules (the “Transferors”).

RECITALS

A.          The Transferors own 100% of the issued and outstanding equity interests of Future Ads (the “Future Units”).

B.          In connection with the transactions contemplated by this Agreement, on the Closing Date and immediately prior to the Exchange, (i) Holdco will form a direct subsidiary (“Merger Sub”) into which Kitara will merge, with Kitara surviving such merger and becoming a wholly-owned direct subsidiary of Holdco and (ii) all of the stockholders of Kitara (the “Pre-Reorganization Kitara Stockholders”) will exchange all of their shares of Kitara Common Stock for an equal number of shares of Holdco common stock, par value $0.0001 (such shares the “Holdco Common Stock” and the foregoing transactions, collectively, the “Kitara Reorganization”).

C.          The Boards of Directors of each of Kitara and Holdco have unanimously determined that the Kitara Reorganization is in the best interest of their respective stockholders and have approved the Kitara Reorganization and the transactions contemplated thereby.

D.          Immediately following the Kitara Reorganization, and as part of a single integrated transaction with the Kitara Reorganization, the Transferors wish to transfer to Holdco, and Holdco wishes to acquire from the Transferors, the Future Units in exchange (the “Exchange”) for a combination of cash, the Earnout Payments, if any, and the issuance of shares of Holdco Common Stock, such that immediately following the consummation of the transactions contemplated hereby, Holdco will own the Future Units and the Transferors collectively will own such number of shares of Holdco Common Stock that represents 53% of the Fully Diluted Shares of Holdco Common Stock outstanding as of the Closing Date.

E.          The Boards of Directors of each of Kitara and Holdco have each unanimously determined that the transactions contemplated by this Agreement, including the payment of the aggregate Exchange Consideration, in each case is in the best interest of their respective stockholders and have approved this Agreement and the transactions contemplated hereby.

F.          Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Future Ads’ and the Transferors’ willingness to enter into this Agreement, certain stockholders of Kitara are entering into an agreement (the “Voting Agreement”) pursuant to which, among other things, each such stockholder has agreed to vote the shares of Kitara held by such stockholder in accordance with the terms of the Voting Agreement.

G.          The parties intend that, at the Closing, Holdco will acquire 100% of Future Ads on a Cash-free basis.

H.          The parties intend that the Kitara Reorganization and the Exchange together be treated as an exchange pursuant to Section 351 of the Code.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1          Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Adjusted EBITDA” means the consolidated earnings of Future Ads before interest, taxes, depreciation, and amortization, adjusted to deduct out of the calculation (i) any consolidated expenses of Holdco relating to being a public company pursuant to the U.S. securities laws and the applicable rules and regulations thereunder and being publicly listed that are allocable to Future Ads; (ii) any incremental expenses incurred by Future Ads as a result of it being a division of a combined public company as a result of the transactions contemplated hereby (which, by way of example and not in limitation of the foregoing, would include (A) the amount by which directors’ and officers’ insurance premiums allocated to Future Ads exceed the directors’ and officers’ insurance premiums paid by Future Ads prior to the consummation of the transactions contemplated hereby, (B) any fees or expenses allocated to Future Ads related to registration, filing or notification obligations with the SEC, NASDAQ or other securities exchange, FINRA and any other regulatory authority in connection with being a public company and (C) any costs allocated to Future Ads associated with implementing new financial reporting systems and processes and documenting internal controls); and (iii) any costs incurred in connection with the consummation of the transactions contemplated hereby, including, without limitation, any costs associated with the service of the debt, including interest, incurred in connection with the consummation of the transactions contemplated hereby.

“Adjustment Amount” means an amount (which may be positive or negative) equal to the Working Capital Adjustment Amount minus the Future Ads Indebtedness.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York.

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“Cash” means all cash, cash equivalents and marketable securities, including all outstanding security, customer or other deposits.

“Change of Control” means (a) the acquisition by any one person (other than the Transferors), or more than one person acting as a group, whether by merger, reorganization, consolidation, tender offer or other business combination, of (i) the capital stock or other equity-linked security of Holdco that, together with the capital stock or other equity-linked security of Holdco already held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of Holdco or (ii) assets or businesses of Holdco and its Subsidiaries constituting 50% or more of the total assets (based on fair market value) of Holdco and its Subsidiaries or 50% or more of the consolidated net revenues or net income of Holdco and its Subsidiaries; or (b) the replacement of a majority of members of Holdco’s board of directors by directors whose appointment or election is not approved by a majority of the members of Holdco’s board of directors at that time or who are otherwise appointed by the Transferors, or their successors, pursuant to the Stockholders Agreement.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, right of first refusal, easement, mortgage, indenture, deed of trust, security interest, limitation in voting rights or other restriction of any kind (other than those created under applicable securities laws).

“Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of the environment or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials.

“Environmental Permits” means all Future Ads Permits or Kitara Permits, as applicable, required under any Environmental Law for the operation of the business of Future Ads and its Subsidiaries or Kitara and its Subsidiaries, respectively, as currently operated.

“Equity Financing Period” means the period between the Closing Date and the earlier of (i) the Early Equity Termination Date and (ii) June 30, 2016.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully Diluted Shares” means, regardless of any vesting or other restrictions on exercise, conversion or otherwise, the sum of (a) all Holdco Common Stock issued and outstanding, (b) all Holdco Common Stock issuable upon the exercise of any warrants, options, derivative securities, convertible securities or similar rights, agreements, arrangements or commitments outstanding, whether or not exercisable as of the Closing Date, (c) all Holdco Common Stock issuable upon the exercise of any conversion, exchange or similar right contained in any equity or debt security convertible into or exchangeable for Holdco Common Stock, whether or not exercisable as of the Closing Date, and (d) all Holdco Common Stock issuable or represented by any stock appreciation rights, phantom stock, or other interests in the ownership of Holdco or other equity equivalent or equity-based awards or rights.

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“Future Ads Current Assets” means an amount equal to the sum of the following assets held by Future Ads and its Subsidiaries: (i) Cash (including restricted Cash and any security deposits held by third parties for the benefit of Future Ads and its Subsidiaries), (ii) accounts receivable (without any adjustment for allowance for doubtful accounts), (iii) the current portion of any notes receivable which is due to be received within a year pursuant to the terms of such notes receivable without giving effect to any acceleration or prepayment obligations upon default or otherwise, (iv) the current portion of any prepaid expenses.

“Future Ads Current Liabilities” means an amount equal to the following liabilities of Future Ads and its Subsidiaries: (i) accounts payable, (ii) accrued liabilities and (iii) those liabilities listed on Schedule 2.5(b)(i) of the Transferors Disclosure Schedules; provided, however, that the parties acknowledge and agree that no Future Ads Transaction Expenses nor the current deferred portion of deferred rent shall be included for purposes of calculating the Future Ads Current Liabilities.

“Future Ads Indebtedness” means an amount equal to all indebtedness of, or guaranties by, Future Ads or its Subsidiaries in respect of (i) borrowed money and (ii) any note, bond, mortgage, debenture or similar instrument, but excluding the long-term portion of deferred rent.

“Future Ads Leased Real Property” means the Leased Real Property of Future Ads and its Subsidiaries.

“Future Ads Material Adverse Effect” means a Material Adverse Effect with respect to Future Ads and its Subsidiaries.

“Future Ads Transaction Expenses” means all costs, fees and expenses incurred or payable by Future Ads, its respective Subsidiaries or the Transferors in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or the Debt Financing, including, without limitation: (a) the fees and expenses of outside counsel to Future Ads, its Subsidiaries or the Transferors incurred in connection with the transactions contemplated hereby or the Debt Financing and (b) the fees and expenses of any other agents, representatives, advisors, investment bankers, accountants, consultants and experts employed or engaged by or on behalf of Future Ads, its Subsidiaries or the Transferors in connection with the transactions contemplated hereby or the Debt Financing; provided, however, that any deal bonuses payable to employees of Future Ads as a result of the consummation of the transactions contemplated hereby shall not be deemed a Future Ads Transaction Expense.

“Future Ads Working Capital” means an amount equal to the Future Ads Current Assets minus the Future Ads Current Liabilities.

“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof.

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“Governmental Authority” means any United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, order or requirement of Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (iii) original works of authorship, copyrights and registrations and applications therefor (including all moral rights of authors and all copyrights in website content) (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) rights of privacy and publicity.

“IRS” means the Internal Revenue Service of the United States.

“Kitara Common Stock” means the common stock, par value $0.0001 per share, of Kitara.

“Kitara Current Assets” means an amount equal to the sum of the following assets held by Kitara and its Subsidiaries: (i) Cash (excluding, for the avoidance of doubt, restricted Cash), (ii) accounts receivable, (iii) the current portion of any notes receivable which is due to be received within a year pursuant to the terms of such notes receivable without giving effect to any acceleration or prepayment obligations upon default or otherwise and (iv) the current portion of any prepaid expenses.

“Kitara Current Liabilities” means an amount equal to the following liabilities of Kitara and its Subsidiaries: (i) accounts payable, (ii) accrued liabilities and (iii) those liabilities listed on Schedule 2.5(b)(ii) of the Kitara Disclosure Schedules; provided, however, that the parties acknowledge and agree that no Kitara Transaction Expenses shall be included for purposes of calculating the Kitara Current Liabilities.

“Kitara Leased Real Property” means the Leased Real Property of Kitara and its Subsidiaries.

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“Kitara Material Adverse Effect” means a Material Adverse Effect with respect to Kitara and its Subsidiaries.

“Kitara Option” means each outstanding option to purchase shares of Kitara Common Stock.

“Kitara Owned Real Property” means the Owned Real Property of Kitara and its Subsidiaries.

“Kitara Transaction Expenses” means all costs, fees and expenses incurred or payable by Kitara and its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or the Debt Financing, including, without limitation: (a) the fees and expenses of outside counsel to Kitara and its Subsidiaries incurred in connection with the transactions contemplated hereby or the Debt Financing and (b) the fees and expenses of any other agents, representatives, advisors, investment bankers, accountants, consultants and experts employed or engaged by or on behalf of Kitara and its Subsidiaries in connection with the transactions contemplated hereby or the Debt Financing; provided, however, that any change in control or similar payments and any deal bonuses payable to employees of Kitara as a result of the consummation of the transactions contemplated hereby shall not be deemed Kitara Transaction Expenses.

“Kitara Working Capital” means an amount equal to the Kitara Current Assets minus the Kitara Current Liabilities.

“Knowledge” (a) with respect to Future Ads, means the actual (but not constructive or imputed) knowledge of the persons listed on Schedule 1.1(b) of the Transferors Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after due inquiry and (b) with respect to Holdco and Kitara, means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1(b) of the Kitara Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means, with respect to a party, the real property leased by such party or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by such party or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of such party or any of its Subsidiaries relating to the foregoing.

“Liens” means any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances.

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“Material Adverse Effect” means, with respect to a party, any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, circumstance, development, state of facts, occurrence, change or effect arising out of, attributable to, or resulting from, alone or in combination, (i) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or acts of war, terrorism or national or international crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (ii) natural disasters or calamities or acts of God, (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (iv) general changes or developments in any of the industries in which such party or its Subsidiaries operate, (v) the negotiation, execution, announcement, performance, consummation or pendency of this Agreement and the transactions contemplated hereby, (vi) any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by such party and its Subsidiaries to meet any internal projections or forecasts or (vii) any decrease in the market price of the Holdco Common Stock, in and of itself (it being understood and agreed that any event, circumstance, development, occurrence, change or effect giving rise to or contributing to such decrease shall be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that with respect to clauses (i)-(iv), the impact of such event, circumstance, development, state of facts, occurrence, change or effect is not disproportionately adverse to such party and its Subsidiaries, taken as a whole.

“NASDAQ” means the NASDAQ Global Select Market.

“Owned Real Property” means, with respect to a party, the real property owned by such party or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of such party or any of its Subsidiaries relating to the foregoing.

“Permitted Encumbrance” means, with respect to a party, (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Kitara, Future Ads or any of their respective Subsidiaries, as applicable, for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of Kitara, Future Ads or any of their respective Subsidiaries, as applicable, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

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“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, attorneys, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, or information statement relating to Taxes required to be filed with a Governmental Authority.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Adjusted EBITDA Amount” means $38,000,000 for the Earnout Year ending December 31, 2015; $46,000,000 for the Earnout Year ending December 31, 2016; $55,000,000 for the Earnout Year ending December 31, 2017; and $66,000,000 for the Earnout Year ending December 31, 2018.

“Target Working Capital” means the lesser of (i) $0 and (ii) the Kitara Working Capital (as finally determined in accordance with Section 2.4(b)).

“Taxes” means any and all taxes of any kind, including but not limited to income, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Authority or any other similar governmental authority having jurisdiction over the applicable Person.

“Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to the Future Ads Working Capital (as finally determined in accordance with Section 2.4(a)) minus the Target Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Section	Term	Section
Agreement	Preamble	Debt Financing	4.21(a)
Alternate Transaction	5.5(b)	Debt Financing Source	5.15(h)
Capital Raise Deficit Amount	2.3(b)	Debt Financing Sources	5.15(c)
Closing	2.4(a)	Early Equity Termination Date	2.3(c)
Closing Cash Consideration	2.1(a)	Earnout Amount	2.2(a)
Closing Date	2.4(a)	Earnout Certificate	2.2(b)
Consideration Notice	2.1(a)	Earnout Payments	2.2(c)
Copyrights	1.1	Earnout Period	2.2(a)
D&O Indemnified Liabilities	5.9(a)	Earnout Year	2.2(a)
D&O Indemnified Parties	5.9(a)	Employment Agreements	5.7(f)
Debt Commitment Letter	4.21(a)	Equity Capital Raise	2.3(b)

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Equity Consideration	2.1(a)	Kitara Employee Plans	4.11(a)
ERISA	3.10(a)	Kitara Financial Statements	4.7(a)
Excess EBITDA Amount	2.2(a)	Kitara Interim Financial Statements	4.7(a)
Exchange	Preamble	Kitara IT Systems	4.15(e)
Exchange Act	4.20(a)	Kitara Lockup Agreements	5.7(f)
Form S-4	5.13	Kitara Marks	4.15(a)
Future Ads	Preamble	Kitara Material Contracts	4.18(a)
Future Ads Balance Sheet	3.6(a)	Kitara Patents	4.15(a)
Future Ads Closing Balance Sheet	2.5(a)	Kitara Permits	4.9(b)
Future Ads Domain Names	3.14(a)	Kitara Registered Copyrights	4.15(a)
Future Ads Employee Plans	3.10(a)	Kitara Registered IP	4.15(a)
Future Ads Financial Statements	3.6(a)	Kitara Registered Marks	4.15(a)
Future Ads Interim Financial Statements	3.6(a)	Kitara Reorganization	Preamble
Future Ads IT Systems	3.14(e)	Kitara SEC Documents	4.20(a)
Future Ads Lockup Agreements	5.7(f)	Kitara Stockholder Approval	4.1(c)
Future Ads Marks	3.14(a)	Kitara Stockholders Meeting	5.12
Future Ads Material Contracts	3.17(a)	Lender	4.21(a)
Future Ads Patents	3.14(a)	Lockup Agreements	5.7(f)
Future Ads Permits	3.8(b)	Marks	1.1
Future Ads Registered Copyrights	3.14(a)	Merger Sub	Preamble
Future Ads Registered IP	3.14(a)	Non-US Kitara Plans	4.11(f)
Future Ads Registered Marks	3.14(a)	Patents	1.1
Future Units	Preamble	Pre-Reorganization Kitara Stockholders	Preamble
Gibson Dunn	8.2	Registration Rights Agreement	5.7(f)
Holdco	Preamble	SEC	5.13, 4.20(a)
Holdco Common Stock	Preamble	Securities Act	3.19(a)
Holdco Plan	5.18	Stockholders Agreement	5.7(f)
HSR Act	3.3(b)	Termination Date	7.1(c)
Independent Accountant	2.2(b)	Trade Secrets	1.1
Information Statement	5.13	Transfer Taxes	8.2(b)
Kitara	Preamble	Transferors	Preamble
Kitara Balance Sheet	4.7(a)	Transferors Disclosure Schedules	Article III
Kitara Closing Balance Sheet	2.5(b)	Unit Exchange Parties	5.15(c)
Kitara Disclosure Schedules	Article IV	Updates	5.3
Kitara Domain Names	4.15(a)	Voting Agreement	Preamble

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Article II
EXCHANGE

Section 2.1          Exchange of Future Units.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Closing, the Transferors shall contribute, assign, transfer, convey and deliver the Future Units free and clear of all Encumbrances to Holdco, and in consideration therefor, Holdco shall (i) pay an aggregate cash payment of $80,000,000 (the “Closing Cash Consideration”) to, or for the benefit of, the Transferors in accordance with a written notice to be delivered by the Transferors to Holdco at least two (2) Business Days prior to the Closing Date (the “Consideration Notice”) by wire transfer of immediately available funds to bank accounts designated in writing to Holdco by the Transferors in the Consideration Notice and (ii) issue and deliver such number of shares of Holdco Common Stock that represents 53% of the Fully Diluted Shares of Holdco Common Stock outstanding as of the Closing Date (the “Equity Consideration”) to, or for the benefit of, the Transferors in accordance with the Consideration Notice.

(b)          Following the Closing, Holdco shall (i) pay to the Transferors the Earnout Payments, if any, in accordance with and pursuant to Section 2.2, (ii) pay and/or issue, as applicable, to the Transferors the Additional Consideration in accordance with and pursuant to Section 2.3 and (iii) pay an aggregate cash payment of $6,000,000 to the Transferors in accordance with the Consideration Notice immediately following payment of the fee described in Section 3 of the fee letter executed in connection with the Debt Commitment Letter.

Section 2.2          Post-Closing Earnout.

(a)          Earnout Amounts. In accordance with the procedures set forth in Section 2.2(b) and (c), for each of the twelve month periods ended on December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018 (each, an “Earnout Year” and, collectively, the “Earnout Period”) Holdco shall pay to the Transferors in accordance with the Consideration Notice an amount (the “Earnout Amount”) equal to the product of (I) five times (II) the amount by which the Adjusted EBITDA of Future Ads for each Earnout Year exceeds the Target Adjusted EBITDA Amount for such Earnout Year (the “Excess EBITDA Amount”) (it being understood and agreed that, for any year in which the applicable Target Adjusted EBITDA Amount exceeds the Adjusted EBITDA for such Earnout Year, the Excess EBITDA Amount shall equal zero); provided, that, (i) the total of all Earnout Amounts payable to the Transferors during the Earnout Period shall not exceed $40,000,000 in the aggregate, and (ii) if the Earnout Amount for any Earnout Year other than the final Earnout Year exceeds $10,000,000, the amount by which such Earnout Amount exceeds $10,000,000 will be rolled over to be payable for the subsequent Earnout Year or Earnout Years such that no single aggregate Earnout Amount paid will exceed $10,000,000 in any Earnout Year, other than in respect of the final Earnout Year, in which case the full Earnout Amount, including any amounts earned and rolled over from previous Earnout Years, shall be due and payable.

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(b)          Determination of Earnout Amounts. No later than 10 days after the audit committee of the board of directors of Holdco (or the full board of directors if there is no audit committee) approves Holdco’s year-end financial statements for each applicable Earnout Year, Holdco will prepare and deliver to the Transferors a certificate, signed by Holdco’s chief financial officer, certifying Holdco’s good faith determination (including all calculations thereof and underlying detail reports thereto) of the Earnout Amount for such Earnout Year (an “Earnout Certificate”). If the Transferors do not object to such Earnout Certificate within thirty (30) days after receipt, or accept such Earnout Certificate during such thirty (30) day period, payment of such Earnout Amount, if any, shall be made in accordance with Section 2.2(c). If the Transferors object to such Earnout Certificate, the Transferors shall notify Holdco in writing of such objection within thirty (30) days after the Transferors’ receipt thereof (such notice setting forth in reasonable detail the basis for such objection). If, upon, or at any time after, the Transferors’ notice to Holdco of the Transferors’ objection to such Earnout Certificate, any portion of the applicable Earnout Amount set forth in such Earnout Certificate is not in dispute, then payment of such undisputed portion of the Earnout Amount shall be made in accordance with Section 2.2(c). During the thirty (30) day period following the Transferors’ receipt of such Earnout Certificate, Holdco shall permit the Transferors reasonable access to the officers of Holdco, the books and records of Holdco and the work papers relating to the preparation of such Earnout Certificate. If Holdco and the Transferors are unable to resolve all of such differences within twenty (20) days of Holdco’s receipt of the Transferors’ objections, then for a period of thirty (30) days commencing on the twentieth (20th) day after Holdco’s receipt of the Transferors’ objections, the Transferors and Holdco shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Earnout Certificate. If at the end of such thirty day period, Holdco and the Transferors are unable to resolve their differences with respect to the Earnout Certificate, then an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Holdco and the Transferors (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Holdco and the Transferors shall promptly provide their assertions regarding the applicable Earnout Amount in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Transferors and Holdco agree (i) shall be no later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant, (ii) shall be set forth in a written report setting forth in reasonable detail the Independent Accountant’s determination of the Earnout Amount and the basis for such determination and (iii) shall be in the range of the dispute between the Earnout Amount specified in the Earnout Certificate and the amount asserted by the Transferors). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the applicable Earnout Amount requires adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with this Section 2.2(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties absent manifest error.

(c)          Payment of Earnout Amounts. All amounts owed pursuant to this Section 2.2 (the “Earnout Payments”) will be paid by Holdco to the Transferors, unless otherwise instructed by a Transferor, as set forth in the Consideration Notice by wire transfer in immediately available funds to such accounts as may be designated by each Transferor, from time to time, no later than May 15th of the year following each applicable Earnout Year, unless the applicable Earnout Amount is in dispute as provided above. If Holdco delivers an opinion of counsel of Holdco to the Transferors certifying that Holdco (i) is legally prevented from, or (ii) would be in violation of express covenants in any loan documents to which Holdco is a party by (including with respect to the Debt Financing so long as those obligations remain applicable), making all or a portion of any Earnout Payment to the Transferors, each Transferor may elect, in each such Transferor’s sole and absolute discretion, to (x) receive such Earnout Payment (or the portion thereof which cannot be paid) in shares of Holdco Common Stock valued at the closing market price of the Holdco Common Stock as reported on NASDAQ or such other national securities exchange on which the Holdco Common Stock is listed (or if not so listed, the bid price on the over-the-counter bulletin board) on the date such Transferor elects to receive such Earnout Payment (or the portion thereof which cannot be paid) in shares of Holdco Common Stock (it being understood that if a closing price or bid price, as applicable, is not reported on such day, then the parties shall value the stock at the last closing price or bid price, as applicable, reported); (y) defer the Earnout Payment (or the portion thereof which cannot be paid) until such time as it may be legally paid without violating any express covenants of any loan documents to which Holdco is party, which deferred payment shall accrue interest at a rate of 7.5% per annum; or (z) accept the Earnout Payment (or the portion thereof which cannot be paid) in another form of consideration (including notes).

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(d)          Conduct of Holdco. From the Closing Date until January 1, 2019 (or until the payment of all Earnout Payments, if earlier), Holdco:

(i)          shall not, without the prior written consent of the Transferors, commingle the business of Future Ads and its Subsidiaries with Holdco or any other Subsidiary or division of Holdco;

(ii)         shall not, without the prior written consent of the Transferors, burden Future Ads and its Subsidiaries with debt incurred on behalf of the operations of Holdco and its other Subsidiaries, other than debt incurred solely for the benefit of the operations of Future Ads and its Subsidiaries; provided, however, that the Transferors acknowledge and agree that Future Ads and its Subsidiaries may be guarantors or, if requested by the Lender, co-borrowers, of various obligations of Holdco including any debt incurred in connection with the Debt Financing pursuant to the Debt Commitment Letter, provided, further, that any cost or expenses or other obligations incurred directly or indirectly by Future Ads or its Subsidiaries with respect to the Debt Financing will not be included for purposes of computing the Adjusted EBITDA of Future Ads for each Earnout Year;

(iii)        shall provide to Future Ads an amount of capital reasonably necessary to accomplish the business of Future Ads as currently conducted and as proposed to be conducted; provided, however, that unless otherwise agreed, Holdco’s obligation pursuant to this clause (iii) shall not require it to provide an aggregate amount of capital in excess of the aggregate amount of capital that Holdco or its Affiliates have directly or indirectly previously withdrawn from Future Ads;

(iv)         shall not, without the prior written consent of the Transferors, make any change in any method of accounting or accounting practices or policies of Future Ads and its Subsidiaries used in the preparation of the Future Ads Financial Statements; and

(v)          shall not, without the prior written consent of the Transferors, conduct any business or begin any operations directly competing with the business and operations of Future Ads and its Subsidiaries outside of the corporate structure of Future Ads and its Subsidiaries.

(e)          Holdco Change of Control. Unless otherwise agreed in writing by Transferors, Holdco agrees that it will not enter into an agreement with respect to a Change of Control, or otherwise consummate a Change of Control, unless it is expressly agreed by the parties involved in such Change of Control transaction that the Earnout Amount payments provided in Section 2.2 and the other obligations related thereto shall be assumed by, and remain or become the obligations of, Holdco or its successor following the Change of Control.

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Section 2.3          Additional Consideration.

(a)          On or prior to June 30, 2016, Holdco shall pay to the Transferors, as additional consideration and in accordance with the Consideration Notice, $10,000,000 (the “Additional Consideration”) in cash and/or shares of Holdco Common Stock in accordance with Section 2.3(b).

(b)          During the Equity Financing Period, Holdco and its Affiliates shall use their reasonable best efforts to issue additional shares of Holdco Common Stock or other equity securities of Holdco in one or more offerings, pursuant to which Holdco will raise sufficient net proceeds to enable Holdco to pay to the Transferors the Additional Consideration in cash without violation of any express covenants in any loan documents to which Holdco is a party by (including with respect to the Debt Financing so long as those obligations remain applicable) (such equity offering or offerings, the “Equity Capital Raise”). As promptly as practicable following completion of each Equity Capital Raise, Holdco shall pay a portion of the net proceeds received from such Equity Capital Raise to the Transferors, unless otherwise instructed by a Transferor, in accordance with the Consideration Notice. With respect to the Equity Capital Raises as provided in this Section 2.3(b), the parties acknowledge and agree that a material consideration for undertaking such Equity Capital Raises is to enable Holdco to be able to pay to the Transferors the full Additional Consideration in cash; provided, however, that if the Board of Directors of Holdco determines in good faith that the aggregate net proceeds raised pursuant to the Equity Capital Raises was insufficient for Holdco to pay the full Additional Consideration in cash, then Holdco shall pay to the Transferors such maximum amount that the Holdco Board of Directors determines in good faith (the difference between the aggregate amount paid to the Transferors pursuant to this Section 2.3(b) and the Additional Consideration, the “Capital Raise Deficit Amount”). In the event of a Capital Raise Deficit Amount at the end of the Equity Financing Period, Holdco shall, in accordance with the Consideration Notice, unless otherwise instructed by a Transferor, issue and deliver to the Transferors shares of Holdco Common Stock valued at the Capital Raise Deficit Amount. For purposes of the preceding sentence, each share of Holdco Common Stock will be valued at the closing market price of the Holdco Common Stock as reported on NASDAQ or such other national securities exchange on which the Holdco Common Stock is listed (or if not so listed, the bid price on the over-the-counter bulletin board) on the date prior to the date on which the Additional Consideration is paid to the Transferors. The shares of Holdco Common Stock issued and delivered to the Transferors pursuant to this Section 2.3, if any, shall not be subject to the Future Ads Lockup Agreements.

(c)          If as of December 31, 2015 Holdco has not been able to successfully complete the Equity Capital Raise, then during the ten Business Day period following December 31, 2015, Jared Pobre, on behalf of the Transferors, may elect to receive the Additional Consideration (or, if applicable, the Capital Raise Deficit Amount) in shares of Holdco Common Stock (the date of such election, the “Early Equity Termination Date”) valued at the closing market price of the Holdco Common Stock as reported on NASDAQ or such other national securities exchange on which the Holdco Common Stock is listed (or if not so listed, the bid price on the over-the-counter bulletin board) as of the close of market on the Early Equity Termination Date (it being understood that if a closing price or bid price, as applicable, is not reported on such day, then the parties shall value the stock at the last closing price or bid price, as applicable, reported).

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Section 2.4          Closing.

(a)          The transfer and exchange of the Future Units shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m., local time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Transferors (acting jointly) and Kitara mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)          At the Closing, Holdco shall deliver or cause to be delivered to the Transferors (i) the Closing Cash Consideration and (ii) the Equity Consideration and the Transferors shall deliver to Holdco documentation sufficient to transfer the Future Units to Holdco.

(c)          Notwithstanding anything to the contrary contained herein, at or prior to the Closing, Future Ads will distribute to the Transferors, or to such other Persons as instructed by the Transferors, all of the Cash of Future Ads and its Subsidiaries, subject to any amounts retained by Future Ads for operational or other commercial purposes at the sole discretion of the Transferors.

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Section 2.5          Post-Closing Consideration Adjustment.

(a)          Determination of Future Ads Working Capital and Future Ads Indebtedness. As promptly as practicable, but no later than 60 days following the Closing Date, the Transferors will prepare and deliver, or cause to be prepared and delivered, to Holdco a consolidated balance sheet of Future Ads and its Subsidiaries as at immediately prior to the Closing and, for the avoidance of doubt, without giving effect to the transactions contemplated hereby, the Debt Financing or any proceeds therefrom (the “Future Ads Closing Balance Sheet”), which shall include the Future Ads Working Capital and the Future Ads Indebtedness, prepared in accordance with GAAP and on a basis consistent in all material respects with the preparation of the Future Ads Balance Sheet, except in each case, for those differences described in the definitions of Future Ads Current Assets, Future Ads Current Liabilities and Future Ads Indebtedness. If Holdco disagrees with the calculation of the Future Ads Working Capital and/or the Future Ads Indebtedness, Holdco shall notify the Transferors of such disagreement in writing within twenty (20) days after Holdco’s receipt of the Future Ads Closing Balance Sheet (such notice setting forth in reasonable detail the basis for such disagreement). In the event that Holdco does not provide such a notice of disagreement within such twenty (20) day period, Holdco shall be deemed to have accepted the Future Ads Closing Balance Sheet and the calculation of the Future Ads Working Capital and the Future Ads Indebtedness, each of which shall be final, binding and conclusive for all purposes hereunder. Following the Transferors’ receipt of a notice of disagreement timely provided as set forth in the second sentence of this Section 2.5(a), Holdco and the Transferors will use reasonable best efforts for a period of twenty (20) days to resolve any disagreements with respect to the calculations of the Future Ads Working Capital and/or Future Ads Indebtedness. If, at the end of such twenty (20) day period Holdco and the Transferors are unable to resolve any disagreements with respect to the calculation of the Future Ads Working Capital and/or the Future Ads Indebtedness, then the Independent Accountant shall resolve any remaining disagreements. Each of Holdco and the Transferors shall promptly provide their assertions regarding the Future Ads Working Capital and Future Ads Indebtedness in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Transferors and Holdco agree (i) shall be no later than thirty (30) days following the day on which the disagreement is referred to the Independent Accountant, (ii) shall be set forth in a written report setting forth in reasonable detail the Independent Accountant’s determination of the Future Ads Working Capital and/or the Future Ads Indebtedness and the basis for each such determination and (iii) the Independent Accountant’s determination of the (A) Future Ads Working Capital shall be in the range of the dispute between the Future Ads Working Capital specified in the Future Ads Closing Balance Sheet and the Future Ads Working Capital asserted by Holdco and (B) Future Ads Indebtedness shall be in the range of the dispute between the Future Ads Indebtedness specified in the Future Ads Closing Balance Sheet and the Future Ads Indebtedness asserted by Holdco). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Future Ads Working Capital and/or the Future Ads Indebtedness requires adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with this Section 2.5(a). The determination of the Independent Accountant shall be final, conclusive and binding on the parties absent manifest error.

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(b)          Determination of Kitara Working Capital. As promptly as practicable, but no later than 60 days following the Closing Date, Holdco will prepare and deliver, or cause to be prepared and delivered, to the Transferors a consolidated balance sheet of Kitara and its Subsidiaries as at immediately prior to the Closing and, for the avoidance of doubt, without giving effect to the transactions contemplated hereby, the Debt Financing or any proceeds therefrom (the “Kitara Closing Balance Sheet”), which shall include the Kitara Working Capital, prepared in accordance with GAAP and on a basis consistent in all material respects with the preparation of the Kitara Balance Sheet. If the Transferors disagree with the calculation of the Kitara Working Capital, the Transferors shall notify Holdco of such disagreement in writing within twenty (20) days after the Transferors’ receipt of the Kitara Closing Balance Sheet (such notice setting forth in reasonable detail the basis for such disagreement). In the event that the Transferors do not provide such a notice of disagreement within such twenty (20) day period, the Transferors shall be deemed to have accepted the Kitara Closing Balance Sheet and the calculation of the Kitara Working Capital, each of which shall be final, binding and conclusive for all purposes hereunder. Following Holdco’s receipt of a notice of disagreement timely provided as set forth in the second sentence of this Section 2.5(b), Holdco and the Transferors will use reasonable best efforts for a period of twenty (20) days to resolve any disagreements with respect to the calculations of the Kitara Working Capital. If, at the end of such twenty (20) day period Holdco and the Transferors are unable to resolve any disagreements with respect to the calculation of the Kitara Working Capital, then the Independent Accountant shall resolve any remaining disagreements. Each of Holdco and the Transferors shall promptly provide their assertions regarding the Kitara Working Capital in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Transferors and Holdco agree (i) shall be no later than thirty (30) days following the day on which the disagreement is referred to the Independent Accountant, (ii) shall be set forth in a written report setting forth in reasonable detail the Independent Accountant’s determination of the Kitara Working Capital and the basis for such determination and (iii) such determination shall be in the range of the dispute between the Kitara Working Capital specified in the Kitara Closing Balance Sheet and the Kitara Working Capital asserted by the Transferors). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Kitara Working Capital requires adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with this Section 2.5(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties absent manifest error.

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(c)          Payment of Post-Closing Adjustment. Following the final determination of the Future Ads Working Capital, Future Ads Indebtedness and, subject to the last sentence of this section, the Kitara Working Capital, the Adjustment Amount shall be determined and paid by wire transfer of immediately available funds to such accounts as may be designated from time to time by the Transferors or Holdco, as applicable, no later than five (5) days following the day on which the last of the Future Ads Working Capital, Future Ads Indebtedness and Kitara Working Capital is finally determined in accordance with Sections 2.5(a) and 2.5(b). If the Adjustment Amount is a positive number, Holdco shall pay the Adjustment Amount to the Transferors. If the Adjustment Amount is a negative number, the Transferors shall pay the absolute value of the Adjustment Amount to Holdco. Notwithstanding the foregoing, if (i) the Future Ads Working Capital and Future Ads Indebtedness have been finally determined in accordance with Section 2.5(a) but the Kitara Working Capital amount has not yet been finalized pursuant to Section 2.5(b) and (ii) the Adjustment Amount, based on a Target Working Capital of zero dollars ($0), is a positive number, then Holdco shall pay the Adjustment Amount to the Transferors as so calculated within five (5) days of its determination and pay the balance, if any, due the Transferors in the event the final determined Kitara Working Capital is a negative amount.

Article III
REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS AND FUTURE ADS

Except as set forth in the Transferors Disclosure Schedules attached hereto (collectively, the “Transferors Disclosure Schedules”), each of the Transferors hereby severally (as to such Transferor and not as to any other Transferor) and Future Ads (as to Future Ads) represents and warrants to Kitara and Holdco as follows:

Section 3.1          Organization and Qualification.

(a)          Each of the Transferors is a trust or corporation duly organized and validly existing under applicable law and has all necessary trust or corporate power and authority to execute and deliver this Agreement, and to perform such Transferor’s respective obligations hereunder.

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(b)          Each of Future Ads and its Subsidiaries is (i) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in Schedule 3.1(b) of the Transferors Disclosure Schedules, and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect.

(c)          Future Ads has heretofore furnished to Holdco a complete and correct copy of the certificate of formation and limited liability company agreement, each as amended to date, of Future Ads and each of its Subsidiaries. Such certificates of formation and limited liability company agreements are in full force and effect.

Section 3.2          Authority.

(a)          Such Transferor has the requisite power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Transferor as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument and agreement to be delivered by a Transferor as contemplated hereby has been duly executed and delivered by such Transferor and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each other instrument and agreement to be delivered by such Transferor as contemplated hereby constitutes the legal, valid and binding obligations of such Transferor, enforceable against such Transferor in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          Future Ads has all requisite power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by Future Ads as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument and agreement to be delivered by Future Ads as contemplated hereby has been duly executed and delivered by Future Ads and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each other instrument and agreement to be delivered by Future Ads as contemplated hereby constitutes the legal, valid and binding obligations of Future Ads, enforceable against Future Ads in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(c)          All consents and approvals required under the limited liability company agreement of Future Ads have been obtained.

Section 3.3          No Conflict; Required Filings and Consents.

(a)          Except as set forth in Schedule 3.3(a) of the Transferors Disclosure Schedules, the execution, delivery and performance by each Transferor and Future Ads of this Agreement and all other instruments and agreements to be delivered by such Transferor or Future Ads as contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)           conflict with or violate the trust instrument of such Transferor;

(ii)          conflict with or violate the certificate of formation or limited liability company agreement of Future Ads or any of its Subsidiaries;

(iii)         create any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of Future Ads or any of its Subsidiaries;

(iv)         conflict with or violate any Law applicable to Future Ads or any of its Subsidiaries or by which any property or asset of Future Ads or any of its Subsidiaries is bound or affected; or

(v)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Future Ads Material Contract;

except, in the case of clauses (iii), (iv) or (v), for any such Encumbrances, conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect.

(b)          None of such Transferor, Future Ads or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Transferor and Future Ads of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of Future Ads or any of its Subsidiaries, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect, or (iv) as may be necessary as a result of any facts or circumstances relating to Kitara, Holdco or any of their respective Affiliates.

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Section 3.4          Capitalization; Units.

(a)          The authorized and outstanding membership interests or other equity or ownership interests of Future Ads and its Subsidiaries is as is set forth in Schedule 3.4(a) of the Transferors Disclosure Schedules, including with respect to Future Ads, the identity of each holder of Future Ads membership interests and the number and type of such membership interests held by each of them. All of the issued and outstanding membership interests or other equity or ownership interests of Future Ads and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such equity or ownership interest is owned by Future Ads or another Subsidiary, free and clear of any Encumbrance and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. The Future Units constitute all of the issued and outstanding equity interests of Future Ads.

(b)          Except as set forth in Schedule 3.4(b) of the Transferors Disclosure Schedules, there are no outstanding: (i) obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the membership interests or other equity or ownership interests of Future Ads or any of its Subsidiaries or obligating Future Ads or any of its Subsidiaries to issue or sell any membership interests of, or any other interest in, Future Ads or such Subsidiaries; (ii) stock appreciation rights, phantom stock, interests in the ownership or earnings of Future Ads or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (iii) contractual obligations of Future Ads or any of its Subsidiaries to repurchase, redeem or otherwise acquire any membership interests or other equity or ownership interests of Future Ads or such Subsidiaries to provide funds to, or make any investment in, any other Person; and (iv) bonds, debentures or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no agreements, proxies or understandings in effect with respect to the voting or disposition of, or that restrict the transfer of, any of the membership interests or other equity or ownership interests of Future Ads or any of its Subsidiaries.

(c)          The Transferors are the record and beneficial owners of the Future Units, free and clear of any Encumbrances. Each of the Transferors has the right, authority and power to sell, assign and transfer the Future Units to Holdco. Upon delivery to Holdco of documentation sufficient to transfer the Future Units to Holdco, Holdco’s payment of the Closing Cash Consideration and Holdco’s delivery of the Equity Consideration, Holdco, assuming it shall have acquired the Future Units for value in good faith and without notice of any adverse claim, shall acquire good, valid and marketable title to the Future Units, free and clear of any Encumbrance, other than Permitted Encumbrances.

Section 3.5          Equity Interests. Except as set forth in Schedule 3.5 of the Transferors Disclosure Schedules, neither Future Ads nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person (other than a Subsidiary of Future Ads).

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Secgtion 3.6          Financial Statements; No Undisclosed Liabilities.

(a)            True and complete copies of the audited consolidated balance sheet of Future Ads and its Subsidiaries as at December 31, 2013, December 31, 2012, December 31, 2011 and the related audited consolidated statements of operations, members’ equity and cash flows of Future Ads and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Future Ads Financial Statements”) and the unaudited consolidated balance sheet of Future Ads and its Subsidiaries as at June 30, 2014 (the “Future Ads Balance Sheet”), and the related consolidated statements of operations, members’ equity and cash flows of Future Ads and its Subsidiaries for the six (6) months then ended, together with all related notes and schedules thereto (collectively referred to as the “Future Ads Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Transferors Disclosure Schedules. Each of the Future Ads Financial Statements and the Future Ads Interim Financial Statements (i) has been prepared based on the books and records of Future Ads and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Future Ads and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Future Ads Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)            There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of Future Ads or any of its Subsidiaries, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Future Ads Financial Statements or the notes thereto, (ii) accounts payable to trade creditors and accrued expenses incurred since the date of the Future Ads Balance Sheet in the ordinary course of business of Future Ads and its Subsidiaries consistent with past practice, (iii) that would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect, or (iv) for Taxes.

Section 3.7             Absence of Certain Changes or Events. Since the date of the Future Ads Balance Sheet, (a) the business of Future Ads and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected, individually or in the aggregate, to result in any Future Ads Material Adverse Effect.

Section 3.8          Compliance with Law; Permits.

(a)          Each of Future Ads and its Subsidiaries is in compliance, and have been in compliance for the three (3) years prior to the date hereof, with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect.

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(b)            Each of Future Ads and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of Future Ads and its Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business as currently conducted (the “Future Ads Permits”) except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect.

(c)            No representation or warranty is made by the Transferors or Future Ads under this Section 3.8 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 3.10, 3.15 and 3.16, respectively.

Section 3.9            Litigation. As of the date hereof, there is no Action, and during the three (3) years prior to the date hereof there has not been any Action, by or against Future Ads or any of its Subsidiaries pending, or to the Knowledge of Future Ads, threatened, individually or in the aggregate, reasonably expected to be material to Future Ads and its Subsidiaries taken as a whole or that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of Future Ads, there is no valid basis for any such action, proceeding or investigation. Neither Future Ads nor any of its Subsidiaries is subject to any order that materially restricts the operation of the business of Future Ads and its Subsidiaries or which has had or would reasonably be expected to have, individually or in the aggregate, a Future Ads Material Adverse Effect.

Section 3.10          Employee Benefit Plans.

(a)            Schedule 3.10(a) of the Transferors Disclosure Schedules sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by Future Ads or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Future Ads or any of its Subsidiaries and (ii) a list of all employment, termination, severance or other contracts, agreements or arrangements, pursuant to which Future Ads or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or director of Future Ads or any of its Subsidiaries (other than employment agreements or letters providing for an annual base salary of less than $100,000 that can be terminated for any reason at any time without consequence to the employer) (collectively, the “Future Ads Employee Plans”). Future Ads has made available to Kitara a true and complete copy of each Future Ads Employee Plan and with respect to each Future Ads Employee Plan, as applicable, (x) all current summary plan descriptions, (y) the most recent determination letter from the IRS, and (z) the annual report on IRS Form 5500-series, including any attachments thereto, for the most recent plan year.

(b)            (i) Each Future Ads Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, (ii) each of Future Ads and its Subsidiaries has performed all material obligations required to be performed by it under any Future Ads Employee Plan and to the Knowledge of Future Ads, is not in any material respect in default under or in violation of any Future Ads Employee Plan and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Future Ads, threatened in writing with respect to any Future Ads Employee Plan by any current or former employee, officer or director of Future Ads or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Future Ads Material Adverse Effect.

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(c)          Each Future Ads Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of Future Ads, no fact or event has occurred since the date of such letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Future Ads Employee Plan or the exempt status of any such trust.

(d)          There exists no multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or single employer plan (within the meaning of Section 4001(a)(15) of ERISA), in each case, subject to Section 412 of the Code or Section 302 or Title IV of ERISA, with respect to which Future Ads or any of its Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e)          No Future Ads Employee Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(f)          There are no Future Ads Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States.

(g)          Neither Future Ads nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, except as provided in Schedule 3.10(g) of the Transferors Disclosure Schedules, in the payment, vesting, acceleration or enhancement of any compensation or benefit.

(h)          The representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to ERISA.

Section 3.11          abor and Employment Matters.

(a)          Neither Future Ads nor any of its Subsidiaries is a party to, bound by or required to negotiate any collective bargaining agreement or union contract that pertains to employees of Future Ads or any of its Subsidiaries and there is no pending or, to the Knowledge of Future Ads, threatened or anticipated demands for recognition and no representation or certification proceedings or petitions relating to Future Ads or its Subsidiaries. To the Knowledge of Future Ads, there are no organizing activities or collective bargaining arrangements that would affect Future Ads or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of Future Ads or any of its Subsidiaries. There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of Future Ads, threatened or anticipated by or with respect to any employees of Future Ads or any of its Subsidiaries.

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(b)          There has not been, and to the Knowledge of Future Ads, there will not be, any material adverse change in relations with employees of Future Ads or its Subsidiaries as a result of the transactions contemplated by this Agreement. Future Ads has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar Law during the last six (6) years. To the Knowledge of Future Ads, no officer, executive or key employee of Future Ads or its Subsidiaries (i) has provided written notice of any intention to terminate his or her employment with Future Ads or its Subsidiaries (as applicable) within the first twelve (12) months following the Closing Date, or (ii) is party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with Future Ads or its Subsidiaries or the ability of Future Ads and/or its Subsidiaries to conduct its or their business.

Section 3.12          Insurance. Schedule 3.12(a) of the Transferors Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to Future Ads and its Subsidiaries and such policies have been provided to Kitara. No notice of cancellation or termination has been received with respect to any such policy as of the date hereof, and all such insurance policies are in full force and effect and will remain in full force and effect up to and including the time of the Closing (other than those that have been retired or expired in the ordinary course), all premiums thereon have been paid, and Future Ads and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Future Ads Material Adverse Effect or result in the cancellation of, any such policy.

Section 3.13          Real Property.

(a)            Neither Future Ads nor any of its Subsidiaries owns any real property.

(b)            Schedule 3.13(b) of the Transferors Disclosure Schedules lists the street address of each parcel of Future Ads Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Future Ads Leased Real Property. Future Ads or its Subsidiaries have a valid leasehold estate in all Future Ads Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect, (i) neither Future Ads nor any of its Subsidiaries has received written notice from any Governmental Authority that any of the Leased Real Property is not in compliance with all applicable Laws, except for such failures to comply, if any, which have been remedied, (ii) all leases in respect of the Leased Real Property are in full force and effect, neither Future Ads nor any of its Subsidiaries has received any written notice of a breach or default thereunder, and to the Knowledge of Future Ads, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, (iii) there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (iv) Future Ads has made available to Kitara true and complete copies of the leases in effect at the date hereof relating to the Future Ads Leased Real Property and (v) there has not been any sublease or assignment entered into by Future Ads or any of its Subsidiaries in respect of the leases relating to the Leased Real Property.

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Section 3.14           Intellectual Property.

(a)          Schedule 3.14(a)(i) of the Transferors Disclosure Schedules sets forth an accurate and complete list of all registered Marks (excluding Internet domain names)) and applications for registration of Marks (excluding Internet domain names) owned by Future Ads or any of its Subsidiaries (collectively, the “Future Ads Marks”), Schedule 3.14(a)(ii) of the Transferors Disclosure Schedules sets forth an accurate and complete list of all material Internet domain names owned by Future Ads or any of its Subsidiaries (the “Future Ads Domain Names” and, together with the Future Ads Marks, the “Future Ads Registered Marks”), Schedule 3.14(a)(iii) of the Transferors Disclosure Schedules sets forth an accurate and complete list of all Patents owned by Future Ads or any of its Subsidiaries (collectively, the “Future Ads Patents”) and Schedule 3.14(a)(iv) of the Transferors Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by Future Ads or any of its Subsidiaries (collectively, the “Future Ads Registered Copyrights” and, together with the Future Ads Registered Marks and the Future Ads Patents, the “Future Ads Registered IP”). No Future Ads Registered IP is the subject of any currently pending interference, derivation, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of Future Ads, no such action is threatened with respect to any of the Future Ads Registered IP. To the Knowledge of Future Ads, the Future Ads Registered IP is valid and subsisting, and no written claim challenging the validity or enforceability of any of the Future Ads Registered IP has been received by Future Ads or any of its Subsidiaries in the three (3) years prior to the date of this Agreement. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Future Ads Registered IP have been or will be timely paid.

(b)          Future Ads and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets of Future Ads and its Subsidiaries. Future Ads and its Subsidiaries have, and use commercially reasonable efforts to enforce, a policy requiring all employees, consultants and contractors who participate in the creation of any Intellectual Property used by Future Ads or any of its Subsidiaries to enter into proprietary information, confidentiality and assignment agreements whereby such persons assign all rights to such Intellectual Property to Future Ads or its Subsidiaries.

(c)          To the Knowledge of Future Ads, Future Ads and its Subsidiaries own, free and clear of any and all Encumbrances, except for Permitted Encumbrances, or are licensed or otherwise possess legally enforceable rights to use all Intellectual Property that is necessary in the business of Future Ads and its Subsidiaries as currently conducted. None of the Intellectual Property owned by Future Ads or any of its Subsidiaries is subject to any outstanding order or judgment restricting the use or licensing thereof by Future Ads or such Subsidiary.

(d)          The conduct of Future Ads and its Subsidiaries, including the use, marketing, sale, licensing or distribution of products or services distributed, sold or offered by Future Ads or any of its Subsidiaries, or any technology or materials used in connection therewith, do not infringe upon, misappropriate or violate any Intellectual Property of any third party except for such infringement, misappropriation or violation as would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect. To the Knowledge of Future Ads, no third party is misappropriating or infringing any Intellectual Property owned by Future Ads or any of its Subsidiaries in a manner that would reasonably be expected to have a Future Ads Material Adverse Effect.

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(e)          Future Ads and its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, middleware, firmware, servers, software, databases, websites and equipment used to process, store, maintain and operate data, information, and functions used in connection with Future Ads’ and its Subsidiaries’ business operations (the “Future Ads IT Systems”). As of the date hereof, the Future Ads IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business as now being conducted. Future Ads and its Subsidiaries have implemented commercially reasonable back-up, security and disaster recovery measures that in all material respects are consistent with applicable regulatory standards and customary industry practices.

(f)          Future Ads and its Subsidiaries are complying and have complied in all material respects with their own published policies and procedures relating to privacy, data protection, and the collection and use of personally identifiable information, except for such failures as would not, individually or in the aggregate, be expected to have a Future Ads Material Adverse Effect. To the Knowledge of Future Ads, there has been no material loss, damage, or unauthorized access, use, modification, or breach of security of personally identifiable information maintained by or on behalf of by or Future Ads or its Subsidiaries.

Section 3.15          Taxes.

(a)            Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect:

(i)           all material Returns required by applicable Law to be filed by or on behalf of Future Ads or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Returns were, at the time of filing, true and complete in all material respects;

(ii)          neither Future Ads nor any of its Subsidiaries is delinquent in the payment of any material Tax;

(iii)         no Liens for Taxes exist with respect to any assets or properties of Future Ads or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings;

(iv)         as of the date of this Agreement, there are no audits, examinations, investigations, disputes, suits or other proceedings now pending, or to the Knowledge of Future Ads, threatened in writing against or with respect to Future Ads or any of its Subsidiaries with respect to any material Tax;

(v)         Future Ads has not waived any statutes of limitations in respect of any Taxes or agreed to any extension of time that is currently effective with respect to a Tax assessment or deficiency; and

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(vi)         Future Ads has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or member, except with respect to matters contested in good faith or for which adequate reserves have been established.

(b)          Future Ads has been classified as a partnership for all Tax purposes at all times since its date of formation, and no election has ever been made to classify Future Ads as other than a partnership at any time for purposes of any Tax.

(c)          Neither Future Ads nor any of its Subsidiaries has taken any action (or failed to take any action) which action or failure would prevent the receipt of the Holdco Common Stock in exchange for Future Ads Units from qualifying, together with the Kitara Reorganization, as a nonrecognition transaction under Section 351 of the Code.

(d)          Neither Future Ads nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. Neither Future Ads nor any of its Subsidiaries owns any stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code or stock in a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(e)          The representations and warranties contained in this Section 3.15 are the only representations and warranties being made by Future Ads and its Subsidiaries with respect to Taxes.

Section 3.16          Environmental Matters.

(a)          Future Ads and its Subsidiaries are in compliance in all material respects, and have been in compliance in all material respects for the three (3) years prior to the date hereof, with all applicable Environmental Laws and have obtained and are in compliance, and have been in compliance for the three (3) years prior to the date hereof, with all Environmental Permits. There are no written claims alleging any violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of Future Ads, threatened against Future Ads or its Subsidiaries.

(b)          Future Ads has delivered to Kitara complete and accurate copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Future Ads pertaining to Hazardous Materials in, on, or under the Leased Real Property, or concerning compliance by Future Ads or any of its Subsidiaries or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(c)          Neither Future Ads nor any of its Subsidiaries has assumed, either contractually or by operation of law, the liability of any other Person under any Environmental Law which has had or would reasonably be expected to have, individually or in the aggregate, a Future Ads Material Adverse Effect. There are no facts, circumstances or conditions relating to the past or present business or operations of Future Ads, any of its Subsidiaries or any of their respective predecessors (including the release or disposal of any wastes, Hazardous Material or other materials at any location), or to any real property or facility at any time owned, leased, or operated by Future Ads, its Subsidiaries or any of their respective predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law which has had or would reasonably be expected to have, individually or in the aggregate, a Future Ads Material Adverse Effect.

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Section 3.17          Future Ads Material Contracts.

(a)          Schedule 3.17 of the Transferors Disclosure Schedules lists each of the following written contracts and agreements of Future Ads and its Subsidiaries (such contracts and agreements as described in this Section 3.17(a) being “Future Ads Material Contracts”):

(i)           all contracts or agreements that provide for payment or receipt by Future Ads or any of its Subsidiaries of more than $1,000,000 per year that cannot be terminable upon 30 days’ or less notice, including any such contracts and agreements with customers or clients;

(ii)          all contracts and agreements relating to indebtedness for borrowed money in excess of $100,000 or granting or evidencing an Encumbrance on any property or asset of Future Ads or any of its Subsidiaries, other than a Permitted Encumbrance;

(iii)         all contracts and agreements that limit or purport to limit the ability of Future Ads or any of its Subsidiaries to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

(iv)         all contracts and agreements between or among Future Ads or any of its Subsidiaries, on the one hand, and (A) any Affiliate of Future Ads that is not Future Ads or any of its Subsidiaries, on the other hand, or (B) any current or former officer or director of Future Ads or any of its Subsidiaries, on the other hand, other than those listed on Schedule 3.10(a) of the Transferors Disclosure Schedules;

(v)         all contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $250,000 in the aggregate;

(vi)         all contracts entered into within the past three (3) years involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute (excluding, for purposes of this clause, employee severance agreements);

(vii)        all contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the membership interests or other equity interests of Future Ads or any such Subsidiary;

(viii)       all contracts under which any Person (other than Future Ads) has directly or indirectly guaranteed indebtedness of Future Ads or any of its Subsidiaries;

(ix)         all bids, quotations, proposals, contracts, work authorizations, leases, commitments or sale or purchase orders of Future Ads or any of its Subsidiaries with any Governmental Authority, including all contracts and work authorizations to supply goods and services to any Governmental Authority;

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(x)          any agreement under which Future Ads or any of its Subsidiaries has granted any person registration rights for its securities; and

(xi)          any other contract or agreement that is material to Future Ads and its Subsidiaries, taken as a whole.

(b)            Each Future Ads Material Contract (i) is valid and binding on Future Ads or the applicable Subsidiary, as the case may be, and, to the Knowledge of Future Ads, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) of the Transferors Disclosure Schedules are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of Future Ads or any of its Subsidiaries is in breach of, or default under, any Future Ads Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect.

Section 3.18          Brokers. Except as set forth in Schedule 3.18 of the Transferors Disclosure Schedules, the fees and commissions of which will be paid by Future Ads, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Future Ads or any of its Subsidiaries.

Section 3.19          Investment Intent; Securities Laws.

(a)            Each Transferor is acquiring its portion of the Equity Consideration for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Consideration in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Transferor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act, and each Transferor acknowledges that it will not be permitted to transfer the shares of Holdco Common Stock constituting the Equity Consideration, except pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from registration.

(b)            The Transferors have been granted the opportunity to ask questions of, and receive satisfactory answers from, representatives of Holdco and/or Kitara concerning the terms and conditions of the Equity Consideration and have had the opportunity to obtain and have obtained any additional information that the Transferors deem necessary regarding their receipt of the Equity Consideration and investment in Holdco. The Transferors have the financial ability to bear the economic risk of this investment.

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Section 3.20          Exclusivity of Representations and Warranties. The representations and warranties made by the Transferors and Future Ads in this Article III are the exclusive representations and warranties made by such Transferor with respect to such Transferor and Future Ads, with respect to Future Ads and its Subsidiaries. Neither such Transferor, Future Ads nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Future Ads and its Subsidiaries), except as expressly set forth in this Article III (as modified by the Transferors Disclosure Schedules), and the Transferors and Future Ads hereby disclaim any such other representations or warranties. No material or information provided by or communications made by the Transferors, Future Ads or any of their respective Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to or in respect of the Transferors, Future Ads, its Subsidiaries or the title, condition, value or quality of the assets or liabilities of Future Ads or its Subsidiaries. The Transferors and Future Ads make no representation or warranty whatsoever with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Article IV
REPRESENTATIONS AND WARRANTIES
OF HOLDCO AND KITARA

Except as set forth in the Kitara Disclosure Schedules attached hereto (collectively, the “Kitara Disclosure Schedules”), Holdco and Kitara hereby represent and warrant jointly and severally to the Transferors and Future Ads as follows:

Section 4.1          Organization and Qualification.

(a)          Each of Holdco, Kitara and its Subsidiaries is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all necessary corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect.

(b)          Kitara has heretofore furnished to the Transferors a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of Kitara and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

(c)          The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power cast at the Kitara Stockholders Meeting or any adjournment or postponement thereof to approve the Kitara Reorganization and the transactions contemplated hereby and thereby (the “Kitara Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Kitara necessary to approve the Kitara Reorganization and the transactions contemplated hereby. At all times until the Kitara Stockholder Approval is obtained, the shares of capital stock of Kitara subject to the Voting Agreement are, and will be, sufficient to obtain the Kitara Stockholder Approval.

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(d)          Following the Kitara Reorganization, Kitara will be a wholly-owned subsidiary of Holdco. Following the Kitara Reorganization but immediately prior to the Closing, Holdco will be wholly-owned collectively by the Pre-Reorganization Kitara Stockholders. The certificate of incorporation and bylaws of Holdco immediately prior to the Kitara Reorganization shall remain the certificate of incorporation and bylaws of Holdco following the Kitara Reorganization. The certificate of incorporation and bylaws of Merger Sub immediately prior to the Kitara Reorganization shall become the certificate of incorporation and bylaws of Kitara following the Kitara Reorganization.

Section 4.2          Authority.

(a)          Each of Holdco and Kitara has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by each of Holdco and Kitara as contemplated hereby, including all documents and instruments in connection with the Kitara Reorganization, and, subject to obtaining the Kitara Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdco and Kitara of this Agreement and all other instruments and agreements to be delivered by Holdco and Kitara as contemplated hereby and the consummation by Holdco and Kitara of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors or equivalent governing body of Holdco and Kitara. Kitara, as the sole stockholder of Holdco, has approved the Kitara Reorganization, this Agreement and the transactions contemplated hereby. Except for obtaining the Kitara Stockholder Approval, which will be obtained at the Kitara Stockholders Meeting, no other corporate proceedings on the part of Holdco or Kitara are necessary to authorize the execution, delivery or performance of this Agreement or any other instruments and agreements to be delivered by Holdco or Kitara as contemplated hereby, including all documents and instruments in connection with the Kitara Reorganization, or to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument and agreement to be delivered by Holdco and Kitara as contemplated hereby has been, and upon its execution will be, duly executed and delivered by Holdco and Kitara, as applicable and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each other instrument and agreement to be delivered by Holdco and Kitara as contemplated hereby constitutes the legal, valid and binding obligations of Holdco and Kitara, as applicable, enforceable against Holdco and Kitara, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          The Board of Directors of each of Kitara and Holdco, acting unanimously by written consent pursuant to Section 141(f) of the DGCL, have (i) determined that this Agreement is fair to and in the best interests of Kitara, Holdco and their respective stockholders, (ii) determined that the Kitara Reorganization is fair to and in the best interests of Kitara, Holdco and their respective stockholders, and (iii) resolved to recommend that Kitara’s and Holdco’s stockholders approve and adopt this Agreement, the Kitara Reorganization and the transactions contemplated hereby and thereby.

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Section 4.3          Operations of Holdco. Holdco was formed on October 7, 2014 for the sole purpose to serve as a holding company following the Kitara Reorganization. Since the date of Holdco’s formation, Holdco has not incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person other than as contemplated hereby. Immediately following the Kitara Reorganization and prior to the Closing, Holdco’s sole asset will consist of the ownership of 100% of the issued and outstanding capital stock of Kitara.

Section 4.4          No Conflict; Required Filings and Consents.

(a)          Except as set forth on Schedule 4.4(a) of the Kitara Disclosure Schedules, the execution, delivery and performance by each of Holdco and Kitara of this Agreement, the consummation of the Kitara Reorganization and all other instruments and agreements to be delivered by Holdco and Kitara as contemplated hereby or thereby and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)           conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Holdco, Kitara or any Subsidiary of Kitara;

(ii)          create any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of Holdco, Kitara or any of their respective Subsidiaries;

(iii)         conflict with or violate any Law applicable to Holdco, Kitara or any Subsidiary of Kitara or by which any property or asset of Holdco, Kitara or any Subsidiary of Kitara is bound or affected; or

(iv)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Kitara Material Contract;

except, in the case of clauses (ii), (iii) or (iv), for any such Encumbrance, conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect.

(b)          Neither Holdco, Kitara or any Subsidiary of Kitara is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Holdco, Kitara and any Subsidiary of Kitara of this Agreement, any agreement to effect the Kitara Reorganization or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of Holdco, Kitara or any Subsidiary of Kitara, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect or (v) as may be necessary as a result of any facts or circumstances relating to Future Ads or any of its Affiliates.

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Section 4.5          Capitalization.

(a)          The authorized and outstanding capital stock of Kitara and its Subsidiaries is as is set forth in Schedule 4.5(a) of the Kitara Disclosure Schedules, including with respect to Kitara, the identity of each holder of Kitara capital stock and the number and type of such shares held by each of them as well as the identity of each holder of Kitara Options and the number of, and the exercise price of each Kitara Option held by each of them. All of the issued and outstanding capital stock or other equity or ownership interests of Kitara and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such equity or ownership interest is owned by Kitara or another Subsidiary, free and clear of any Encumbrance and are not subject to, and were not issued in violation of any preemptive rights or other similar rights.

(b)          Except as set forth in Schedule 4.5(b) of the Kitara Disclosure Schedules, there are no outstanding: (i) obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of Kitara or any of its Subsidiaries or obligating Kitara or any of its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, Kitara or such Subsidiaries; (ii) stock appreciation rights, phantom stock, interests in the ownership or earnings of Kitara or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (iii) contractual obligations of Kitara or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Kitara or such Subsidiaries to provide funds to, or make any investment in, any other Person; and (iv) bonds, debentures or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no agreements, proxies or understandings in effect with respect to the voting or disposition of, or that restrict the transfer of, any of the capital stock of Kitara or any of its Subsidiaries.

(c)          The Holdco Common Stock is, and when issued in accordance with this Agreement, the Equity Consideration will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances (except for those created by the Stockholders Agreement).

Section 4.6          Equity Interests. Except as set forth in Schedule 4.6 of the Kitara Disclosure Schedules, neither Kitara nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person (other than a Subsidiary of Kitara).

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Section 4.7          Financial Statements; No Undisclosed Liabilities.

(a)          True and complete copies of the audited consolidated balance sheet of Kitara and its Subsidiaries as at December 31, 2013, December 31, 2012 and December 31, 2011 and the related audited consolidated statements of operations, stockholders’ equity and cash flows of Kitara and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Kitara’s independent auditors (collectively referred to as the “Kitara Financial Statements”) and the unaudited consolidated balance sheet of Kitara and its Subsidiaries as at June 30, 2014 (the “Kitara Balance Sheet”), and the related consolidated statements of operations, stockholders’ equity and cash flows of Kitara and its Subsidiaries for the six (6) months then ended, together with all related notes and schedules thereto (collectively referred to as the “Kitara Interim Financial Statements”), are attached hereto as Schedule 4.7(a) of the Kitara Disclosure Schedules. Each of the Kitara Financial Statements and the Kitara Interim Financial Statements (i) has been prepared based on the books and records of Kitara and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Kitara and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Kitara Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)          There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of Kitara or any of its Subsidiaries, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Kitara Financial Statements or the notes thereto, (ii) accounts payable to trade creditors and accrued expenses incurred since the date of the Kitara Balance Sheet in the ordinary course of business of Kitara and its Subsidiaries consistent with past practice, (iii) that would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect, or (iv) for Taxes.

Section 4.8          Absence of Certain Changes or Events. Since the date of the Kitara Balance Sheet, (a) the business of Kitara and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected, individually or in the aggregate, to result in any Kitara Material Adverse Effect.

Section 4.9          Compliance with Law; Permits.

(a)          Each of Kitara and its Subsidiaries is in compliance, and has been in compliance for the three (3) years prior to the date hereof, with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect.

(b)          Each of Kitara and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of Kitara and its Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business as currently conducted (the “Kitara Permits”) except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect.

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(c)          No representation or warranty is made by Holdco or Kitara under this Section 4.9 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 4.11, 4.16 and 4.17, respectively.

Section 4.10          Litigation. Except as set forth on Schedule 4.10 of the Kitara Disclosure Schedules, as of the date hereof, there is no Action, and during the three (3) years prior to the date hereof there has not been any Action, by or against Kitara or any of its Subsidiaries pending, or to the Knowledge of Holdco and Kitara, threatened, individually or in the aggregate, reasonably be expected to be material to Kitara and its Subsidiaries taken as a whole or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of Holdco and Kitara, there is no valid basis for any such action, proceeding or investigation. Neither Kitara nor any of its Subsidiaries is subject to any order that materially restricts the operation of the business of Kitara and its Subsidiaries or which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11          Employee Benefit Plans.

(a)          Schedule 4.11(a) of the Kitara Disclosure Schedules sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by Kitara or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Kitara or any of its Subsidiaries and (ii) a list of all employment, termination, severance or other contracts, agreements or arrangements, pursuant to which Kitara or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or director of Kitara or any of its Subsidiaries (other than employment agreements or letters providing for an annual base salary of less than $100,000 that can be terminated for any reason at any time without consequence to the employer) (collectively, the “Kitara Employee Plans”). Kitara has made available to the Transferors a true and complete copy of each Kitara Employee Plan and with respect to each Kitara Employee Plan, as applicable, (x) all current summary plan descriptions, (y) the most recent determination letter from the IRS, and (z) the annual report on IRS Form 5500-series, including any attachments thereto, for the most recent plan year.

(b)          (i) Each Kitara Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, (ii) each of Kitara and its Subsidiaries has performed all material obligations required to be performed by it under any Kitara Employee Plan and to the Knowledge of Holdco and Kitara, is not in any material respect in default under or in violation of any Kitara Employee Plan and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Holdco and Kitara, threatened in writing with respect to any Kitara Employee Plan by any current or former employee, officer or director of Kitara or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Kitara Material Adverse Effect..

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(c)          Each Kitara Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of Holdco and Kitara, no fact or event has occurred since the date of such letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Kitara Employee Plan or the exempt status of any such trust.

(d)          There exists no multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or single employer plan (within the meaning of Section 4001(a)(15) of ERISA), in each case, subject to Section 412 of the Code or Section 302 or Title IV of ERISA, with respect to which Holdco or any of its Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e)          No Kitara Employee Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(f)          With respect to Kitara Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Kitara Plans”), except as would not, individually or in the aggregate, reasonably be expected to result in a Kitara Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Kitara Plan have been so reserved in accordance with GAAP and (ii) each Non-US Kitara Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(g)          Neither Holdco nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, (i) except as provided in Schedule 4.11(h)(i) of the Kitara Disclosure Schedules, in the payment, vesting, acceleration or enhancement of any compensation or benefit or, (ii) except as provided in Schedule 4.11(h)(ii) of the Kitara Disclosure Schedules, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, in each case as a result of the transactions contemplated by this Agreement.

(h)          The representations and warranties contained in this Section 4.11 are the only representations and warranties being made with respect to ERISA.

Section 4.12          Labor and Employment Matters.

(a)          Neither Kitara nor any of its Subsidiaries is a party to, bound by or required to negotiate any collective bargaining agreement or union contract that pertains to employees of Kitara or any of its Subsidiaries and there is no pending or, to the Knowledge of Holdco and Kitara, threatened or anticipated demands for recognition and no representation or certification proceedings or petitions relating to Kitara or its Subsidiaries. To the Knowledge of Holdco and Kitara, there are no organizing activities or collective bargaining arrangements that would affect Kitara or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of Kitara or any of its Subsidiaries. There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of Holdco or Kitara, threatened or anticipated by or with respect to any employees of Kitara or any of its Subsidiaries.

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(b)            There has not been, and to the Knowledge of Holdco and Kitara, there will not be, any material adverse change in relations with employees of Kitara or its Subsidiaries as a result of the transactions contemplated by this Agreement. Neither Kitara any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar Law during the last six (6) years. To Holdco’s and Kitara’s Knowledge, no officer, executive or key employee of Kitara or its Subsidiaries (i) has provided written notice of any intention to terminate his or her employment with Kitara or its Subsidiaries (as applicable) within the first twelve (12) months following the Closing Date, or (ii) is party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with Kitara or its Subsidiaries or the ability of Kitara and/or its Subsidiaries to conduct its or their business.

Section 4.13          Insurance. Schedule 4.13(a) of the Kitara Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to Kitara and its Subsidiaries and such policies have been provided to the Transferors. No notice of cancellation or termination has been received with respect to any such policy as of the date hereof, and all such insurance policies are in full force and effect and will remain in full force and effect up to and including the time of the Closing (other than those that have been retired or expired in the ordinary course), all premiums thereon have been paid, and Kitara and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Kitara Material Adverse Effect or result in the cancellation of, any such policy.

Section 4.14          Real Property.

(a)            Neither Kitara nor any of its Subsidiaries owns any real property.

(b)            Schedule 4.14(b) of the Kitara Disclosure Schedules lists the street address of each parcel of Kitara Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Kitara Leased Real Property. Kitara or its Subsidiaries have a valid leasehold estate in all Kitara Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect, (i) neither Kitara nor any of its Subsidiaries has received written notice from any Governmental Authority that any of the Leased Real Property is not in compliance with all applicable Laws, except for such failures to comply, if any, which have been remedied, (ii) all leases in respect of the Leased Real Property are in full force and effect, neither Kitara nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of Holdco and Kitara, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, (iii) there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (iv) Kitara has made available to the Transferors true and complete copies of the leases in effect at the date hereof relating to the Kitara Leased Real Property and (v) there has not been any sublease or assignment entered into by Kitara or any of its Subsidiaries in respect of the leases relating to the Kitara Leased Real Property.

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Section 4.15          Intellectual Property.

(a)            Schedule 4.15(a)(i) of the Kitara Disclosure Schedules sets forth an accurate and complete list of all registered Marks (excluding Internet domain names and applications for registration of Marks (excluding Internet domain names) owned by Kitara or any of its Subsidiaries (collectively, the “Kitara Marks”), Schedule 4.15(a)(ii) of the Kitara Disclosure Schedules sets forth an accurate and complete list of all material Internet domain names owned by Kitara or any of its Subsidiaries (the “Kitara Domain Names” and, together with the Kitara Marks, the “Kitara Registered Marks”), Schedule 4.15(a)(iii) of the Kitara Disclosure Schedules sets forth an accurate and complete list of all Patents owned by Kitara or any of its Subsidiaries (collectively, the “Kitara Patents”) and Schedule 4.15(a)(iv) of the Kitara Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by Kitara or any of its Subsidiaries (collectively, the “Kitara Registered Copyrights” and, together with the Kitara Registered Marks and the Kitara Patents, the “Kitara Registered IP”). No Kitara Registered IP is the subject of any currently pending interference, derivation, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of Holdco and Kitara, no such action is threatened with respect to any of the Kitara Registered IP. To the Knowledge of Holdco and Kitara, the Kitara Registered IP is valid and subsisting, and no written claim challenging the validity or enforceability of any of the Kitara Registered IP has been received by Kitara or any of its Subsidiaries in the three (3) years prior to the date of this Agreement. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Kitara Registered IP have been or will be timely paid.

(b)          Kitara and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets of Kitara and its Subsidiaries. Kitara and its Subsidiaries have, and use commercially reasonable efforts to enforce, a policy requiring all employees, consultants and contractors who participate in the creation of any Intellectual Property used by Kitara or any of its Subsidiaries to enter into proprietary information, confidentiality and assignment agreements whereby such persons assign all rights to such Intellectual Property to Kitara or its Subsidiaries.

(c)          To the Knowledge of Holdco and Kitara, Kitara and its Subsidiaries own, free and clear of any and all Encumbrances, except for Permitted Encumbrances, or are licensed or otherwise possess legally enforceable rights to use all Intellectual Property that is necessary in the business of Kitara and its Subsidiaries as currently conducted. None of the Intellectual Property owned by Kitara or any of its Subsidiaries is subject to any outstanding order or judgment restricting the use or licensing thereof by Kitara or such Subsidiary.

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(d)          The conduct of Kitara and its Subsidiaries, including the use, marketing, sale, licensing or distribution of the products or services distributed, sold or offered by Kitara or any of its Subsidiaries, or any technology or materials used in connection therewith, do not infringe upon, misappropriate or violate any Intellectual Property of any third party except for such infringement, misappropriation or violation as would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect. To the Knowledge of Holdco and Kitara, no third party is misappropriating or infringing any Intellectual Property owned by Kitara or any of its Subsidiaries in a manner that would reasonably be expected to have a Kitara Material Adverse Effect.

(e)          Kitara and its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, middleware, firmware, servers, software, databases, websites and equipment used to process, store, maintain and operate data, information, and functions used in connection with Kitara’s and its Subsidiaries’ business operations (the “Kitara IT Systems”). As of the date hereof, the Kitara IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business as now being conducted. Kitara and its Subsidiaries have implemented commercially reasonable back-up, security and disaster recovery measures that in all material respects are consistent with applicable regulatory standards and customary industry practices.

(f)          Kitara and its Subsidiaries are complying and have complied in all material respects with their own published policies and procedures relating to privacy, data protection, and the collection and use of personally identifiable information, except for such failures as would not, individually or in the aggregate, be expected to have a Kitara Material Adverse Effect. To the Knowledge of Holdco and Kitara, there has been no material loss, damage, or unauthorized access, use, modification, or breach of security of personally identifiable information maintained by or on behalf of by or Kitara or its Subsidiaries.

Section 4.16          Taxes.

(a)          Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect:

(i)           all material Returns required by applicable Law to be filed by or on behalf of Holdco, Kitara or any of their Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Returns were, at the time of filing, true and complete in all material respects;

(ii)          none of Holdco, Kitara nor any of their Subsidiaries is delinquent in the payment of any material Tax;

(iii)         no Liens for Taxes exist with respect to any assets or properties of Holdco, Kitara or any of their Subsidiaries, except for statutory Liens for Taxes not yet delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings;

(iv)        as of the date of this Agreement, there are no audits, examinations, investigations, disputes, suits or other proceedings now pending, or to the Knowledge of Holdco or Kitara, threatened in writing against or with respect to Holdco, Kitara or any of their Subsidiaries with respect to any material Tax;

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(v)          neither Kitara nor Holdco has waived any statutes of limitations in respect of any Taxes or agreed to any extension of time that is currently effective with respect to a Tax assessment or deficiency; and

(vi)         Holdco and Kitara have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or member, except with respect to matters contested in good faith or for which adequate reserves have been established.

(b)          None of Holdco, Kitara or any of their Subsidiaries has taken any action (or failed to take any action) which action or failure would prevent the receipt of the Holdco Common Stock in exchange for Future Ads Units from qualifying, together with the Kitara Reorganization, as a nonrecognition transaction under Section 351 of the Code.

(c)          None of Holdco, Kitara or any of their Subsidiaries is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. None of Holdco, Kitara or any of their Subsidiaries owns any stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code or stock in a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(d)          The representations and warranties contained in this Section 4.16 are the only representations and warranties being made by Kitara and its Subsidiaries with respect to Taxes.

Section 4.17          Environmental Matters.

(a)          Kitara and its Subsidiaries are in compliance in all material respects, and have been in compliance in all material respects for the three (3) years prior to the date hereof, with all applicable Environmental Laws and have obtained and are in compliance, and have been in compliance for the three (3) years prior to the date hereof, with all Environmental Permits. There are no written claims alleging any violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of Holdco or Kitara, threatened against Kitara or its Subsidiaries.

(b)          Kitara has delivered to the Transferors complete and accurate copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Kitara or its Subsidiaries pertaining to Hazardous Materials in, on, or under the Owned Real Property or Leased Real Property, or concerning compliance by Kitara or any of its Subsidiaries or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(c)          Neither Kitara nor any of its Subsidiaries has assumed, either contractually or by operation of law, the liability of any other Person under any Environmental Law which has had or would reasonably be expected to have, individually or in the aggregate, a Kitara Material Adverse Effect. There are no facts, circumstances or conditions relating to the past or present business or operations of Kitara, any of its Subsidiaries or any of their respective predecessors (including the release or disposal of any wastes, Hazardous Material or other materials at any location), or to any real property or facility at any time owned, leased, or operated by Kitara, its Subsidiaries or any of their respective predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law which has had or would reasonably be expected to have, individually or in the aggregate, a Kitara Material Adverse Effect.

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Section 4.18          Kitara Material Contracts.

(a)          Schedule 4.18 of the Kitara Disclosure Schedules lists each of the following written contracts and agreements of Kitara and its Subsidiaries (such contracts and agreements as described in this Section 4.18(a) being “Kitara Material Contracts”):

(i)           all contracts or agreements that provide for payment or receipt by Kitara or any of its Subsidiaries of more than $1,000,000 per year that cannot be terminable upon 30 days’ or less notice, including any such contracts and agreements with customers or clients;

(ii)          all contracts and agreements relating to indebtedness for borrowed money in excess of $100,000 or granting or evidencing an Encumbrance on any property or asset of Kitara or any of its Subsidiaries, other than a Permitted Encumbrance;

(iii)         all contracts and agreements that limit or purport to limit the ability of Kitara or any of its Subsidiaries to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

(iv)         all contracts and agreements between or among Kitara or any of its Subsidiaries, on the one hand, and (A) any Affiliate of Kitara that is not Kitara or any of its Subsidiaries, on the other hand, or (B) any current or former officer or director of Kitara or any of its Subsidiaries, on the other hand, other than those listed on Schedule 4.11(a) of the Kitara Disclosure Schedules;

(v)          all contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $250,000 in the aggregate;

(vi)         all contracts entered into within the past three (3) years involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute (excluding, for purposes of this clause, employee severance agreements);

(vii)        all contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Kitara or any such Subsidiary;

(viii)       all contracts under which any Person (other than Kitara or any of its Subsidiaries) has directly or indirectly guaranteed indebtedness of Kitara or any of its Subsidiaries;

(ix)         all bids, quotations, proposals, contracts, work authorizations, leases, commitments or sale or purchase orders of Kitara or any of its Subsidiaries with any Governmental Authority, including all contracts and work authorizations to supply goods and services to any Governmental Authority;

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(x)          any agreement under which Kitara or any of its Subsidiaries has granted any person registration rights for its securities; and

(xi)          any other contract or agreement that is material to Kitara and its Subsidiaries, taken as a whole.

(b)          Each Kitara Material Contract (i) is valid and binding on Kitara or the applicable Subsidiary, as the case may be, and, to the Knowledge of Holdco or Kitara, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 4.4(a) of the Kitara Disclosure Schedules are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of Kitara or any of its Subsidiaries is in breach of, or default under, any Kitara Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect.

Section 4.19          Brokers. Except as set forth in Schedule 4.19 of the Kitara Disclosure Schedules, the fees and commissions of which will be paid by Kitara, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Kitara or any of its Subsidiaries.

Section 4.20          SEC Reports; Disclosure Controls.

(a)            Kitara has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2011 (all such forms, reports, statements, certificates and other documents filed since January 1, 2011 and prior to the date hereof, collectively, the “Kitara SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Kitara SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Kitara SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)          Kitara maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to Kitara, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Kitara by others within those entities. Kitara maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Kitara has disclosed, based on its most recent evaluation prior to the date hereof, to Kitara’s auditors and the audit committee of the Board of Directors of Kitara (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Kitara’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in Kitara’s internal control over financial reporting.

Section 4.21          Financing.

(a)          Kitara has delivered to Future Ads a complete and accurate copy of an executed commitment letter dated as of October 10, 2014, as amended prior to the date hereof, and a complete and accurate copy of the executed fee letter related thereto dated as of October 10, 2014, as amended prior to the date hereof, (the commitment letter and fee letter, collectively, the “Debt Commitment Letter”), in each case from Highbridge Principal Strategies, LLC (the “Lender”), pursuant to which the Lender has committed to provide, subject to the terms and conditions set forth therein, debt financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing”). Kitara has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letter prior to or in connection with the execution of this Agreement pursuant to the terms thereof, and Kitara will pay when due all other commitment fees and other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder.

(b)          As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated), and (ii) the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered to Future Ads, is in full force and effect and is a legal, valid and binding obligation of Kitara and, to the Knowledge of Kitara, the Lender and each other party thereto, enforceable against the parties thereto in accordance with its terms, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date of this Agreement, to the Knowledge of Kitara, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter in the form so delivered to Future Ads. As of the date of this Agreement, Kitara has no reason to believe that any term or condition to the Debt Financing set forth in the Debt Commitment Letter will not be fully satisfied on a timely basis or that the Debt Financing will not be available to Kitara at the Closing.

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Section 4.22          Exclusivity of Representations and Warranties. The representations and warranties made by Holdco and Kitara in this Article IV are the exclusive representations and warranties made by Holdco and Kitara with respect to Kitara and its Subsidiaries. Neither Kitara nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, on behalf of Kitara or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Holdco and its Subsidiaries), except as expressly set forth in this Article IV (as modified by the Kitara Disclosure Schedules), and Kitara and its Subsidiaries hereby disclaim any such other representations or warranties. No material or information provided by or communications made by Kitara or any of its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to or in respect of Kitara, its Subsidiaries or the title, condition, value or quality of the assets or liabilities of Kitara or its Subsidiaries. Each of Holdco and Kitara makes no representation or warranty whatsoever with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Article V
COVENANTS

Section 5.1            Conduct of Business Prior to the Closing.

(a)            Covenants of Future Ads. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(a) of the Transferors Disclosure Schedules, between the date of this Agreement and the Closing Date, unless Kitara shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of Future Ads and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects (except with respect to distributions of Cash to the members of Future Ads or at the direction of such Persons consistent with or in contemplation of Section 2.4(c)), and Future Ads shall, and shall each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact in all material respects their business organization. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(a) of the Transferors Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of Kitara (which consent shall not be unreasonably withheld, conditioned or delayed), neither Future Ads nor any of its Subsidiaries will:

(i)          amend its certificate of formation or limited liability company agreement other than as set forth on Schedule 5.1(a)(i) of the Transferors Disclosure Schedules;

(ii)          issue or sell (x) any membership interests or other equity interests of Future Ads or any of its Subsidiaries, (y) any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests or (z) or phantom stock or similar equity-based payment option;

(iii)         except for cash distributions to the Transferors (including pursuant to Section 2.4(c)), declare, set aside, make or pay dividends or other distributions (whether in cash, membership interests property or otherwise) with respect to any of its membership interests or other equity interests, except for dividends, distributions or other payments by any direct or indirect wholly-owned Subsidiary of Future Ads to Future Ads or any other wholly-owned Subsidiary of Future Ads;

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(iv)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its membership interests or other equity interests or make any other change with respect to its capital structure;

(v)          acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets other than in the ordinary course of business, or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(vi)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of Future Ads or any of its Subsidiaries, or otherwise alter Future Ad’s or any of its Subsidiary’s corporate structure;

(vii)       sell, lease, assign, pledge, exclusively license, encumber or otherwise dispose of, or agree to sell, lease, assign, pledge, exclusively license, encumber or otherwise dispose of, any of its assets, rights or properties (including indebtedness of others held by Future Ads or any of its Subsidiaries) other than in the ordinary course of business consistent with past practice;

(viii)      incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice;

(ix)         except in the ordinary course of business consistent with past practice, amend, waive, modify or consent to the termination of any Future Ads Material Contract, or amend, waive, modify or consent to the termination of Future Ad’s or any of its Subsidiaries’ rights thereunder;

(x)          enter into any contract, agreement or arrangement that would be a Future Ads Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(xi)         authorize, or make any commitment with respect to, any capital expenditures that are, in the aggregate, in excess of $500,000 for Future Ads and its Subsidiaries taken as a whole;

(xii)        enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $50,000 per year in any single case; provided, that in no event shall Future Ads or any of its Subsidiaries fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

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(xiii)       pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Future Ads Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(xiv)      except for cash payments made to employees as bonuses or other remuneration prior to Closing, grant or announce any increase in the salaries, bonuses or other benefits payable by Future Ads or any of its Subsidiaries to any of their employees, other than (i) as required by Law, (ii) required pursuant to any plans, programs or agreements existing on the date hereof or (iii) other ordinary increases consistent with the past practices of Future Ads or such Subsidiary not exceeding $20,000 per annum for any individual or $100,000 in the aggregate;

(xv)       other than (i) as required by Law, (ii) in the ordinary course of business consistent with past practice or (ii) cash payments made to employees as bonuses or other remuneration prior to Closing, establish, adopt, enter into, amend or terminate any Future Ads Employee Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xvi)       plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Future Ads or any of its Subsidiaries (other than routine employee terminations in the ordinary course of business);

(xvii)      except as required by Law, make any material Tax election (other than in the ordinary course of preparing Returns in a manner consistent with prior practices), revoke or modify any material Tax election, file any amended Return or a claim for a refund of Taxes, settle or compromise any material Tax liability or file any Return other than on a basis consistent with past practice;

(xviii)     make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP; or

(xix)       announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

(b)          Covenants of the Transferors. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(b) of the Transferors Disclosure Schedules, between the date of this Agreement and the Closing Date, unless Kitara shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), no Transferor shall transfer, assign or dispose of such Transferor’s Future Units.

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(c)          Covenants of Kitara. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(c) of the Kitara Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Transferors shall otherwise provide their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of Kitara and its Subsidiaries (including their respective working capital and cash management practices) shall be conducted only in the ordinary course of business in all material respects, and Kitara shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact in all material respects their business organization. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(c) of the Kitara Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of the Transferors (which consent shall not be unreasonably withheld, conditioned or delayed), neither Kitara nor any of its Subsidiaries will:

(i)           amend its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)          issue or sell (x) any shares of capital stock of Kitara or any of its Subsidiaries, (y) any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests or (z) or phantom stock or similar equity-based payment option;

(iii)         declare, set aside, make or pay any dividends or other distributions (whether in cash, stock property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly-owned Subsidiary of Kitara to Kitara or any other wholly-owned Subsidiary of Kitara;

(iv)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests or make any other change with respect to its capital structure;

(v)         acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets other than in the ordinary course of business, or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(vi)         except for the Kitara Reorganization, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of Kitara or any of its Subsidiaries, or otherwise alter Kitara’s or any of its Subsidiary’s corporate structure;

(vii)       sell, lease, assign, pledge, exclusively license, encumber or otherwise dispose of, or agree to sell, lease, assign, pledge, exclusively license, encumber or otherwise dispose of, any of its assets, rights or properties except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) leases or licenses entered into in the ordinary course of business consistent with past practice;

(viii)       incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice;

(ix)         amend, waive, modify or consent to the termination of any Kitara Material Contract, or amend, waive, modify or consent to the termination of Kitara’s or any of its Subsidiaries’ rights thereunder;

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(x)          enter into any contract, agreement or arrangement that would be a Kitara Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(xi)          authorize, or make any commitment with respect to capital expenditures that are, in the aggregate, in excess of $500,000 for Kitara and its Subsidiaries taken as a whole;

(xii)         enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $25,000 per year in any single case; provided, that in no event shall Kitara or any of its Subsidiaries fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(xiii)       pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Kitara Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(xiv)       grant or announce any increase in the salaries, bonuses or other benefits payable by Kitara or any of its Subsidiaries to any of their employees, other than (i) as required by Law, (ii) required pursuant to any plans, programs or agreements existing on the date hereof or (iii) other ordinary increases consistent with the past practices of Kitara or such Subsidiary not exceeding $20,000 per annum for any individual or $100,000 in the aggregate;

(xv)        other than as required by Law, establish, adopt, enter into, amend or terminate any Kitara Employee Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xvi)       plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Kitara or any of its Subsidiaries (other than routine employee terminations for cause);

(xvii)      except as required by Law, make any material Tax election (other than in the ordinary course of preparing Returns in manner consistent with prior practices), revoke or modify any material Tax election, file any amended Return or a claim for a refund of Taxes, settle or compromise any material Tax liability or file any Return other than on a basis consistent with past practice;

(xviii)     make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP; or

(xix)        announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

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Section 5.2          Covenants Regarding Information.

(a)          From the date hereof until the Closing Date, upon reasonable notice, each of Future Ads and Kitara shall afford the other party and its Representatives reasonable access to the Representatives, properties, offices, and other facilities, books and records of such party and its Subsidiaries, and shall furnish the other party with such financial, operating and other data and information as such other party may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the requesting party’s expense, during normal business hours, under the supervision of the other party’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the other party and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither Future Ads, Kitara nor any of their respective Subsidiaries shall be required to disclose any information to the other party or its Representatives if such disclosure would, in the disclosing party’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)          In order to facilitate the resolution of any claims made against or incurred by the Transferors (as they relate to Future Ads and its Subsidiaries) or against or incurred by Kitara (as they relate to Kitara and its Subsidiaries), for a period of seven years after the Closing or, if later, the applicable period specified in Future Ad’s, Kitara’s or Holdco’s respective document retention policies, Holdco shall (i) retain the books and records relating to Future Ads and its Subsidiaries and Kitara and its Subsidiaries, respectively, relating to periods prior to the Closing and (ii) afford the Representatives of the Transferors and the Representatives of Kitara, respectively, reasonable access (including the right to make, at the applicable Transferor’s or Kitara’s expense, photocopies), during normal business hours, to such books and records.

Section 5.3          Update of Disclosure Schedules. Each of the Transferors, Holdco and Kitara, as applicable, shall, no later than the fifth (5th) Business Day prior to the Closing, supplement or amend the Transferors Disclosure Schedules or Kitara Disclosure Schedules, respectively, with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules or in any representation or warranty of the applicable party which has been rendered inaccurate thereby promptly following discovery thereof, and also with respect to events or conditions arising after the date hereof and prior to Closing. Such supplemental or amended disclosure (the “Updates”) shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not any of the conditions set forth in Article VI have been satisfied, provided, that, (i) the party supplementing or amending the disclosure did not have Knowledge regarding the disclosure failure that is giving rise to such Updates as of the date of this Agreement and (ii) the Updates would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. If, prior to the Closing, Holdco, Kitara or the Transferors, as the case may be, shall have reason to believe that any breach of a representation or warranty of the other party has occurred (other than through notice from the other party), Kitara shall promptly so notify the Transferors or the Transferors shall promptly so notify Kitara, as the case may be, in reasonable detail. Nothing in this Agreement, including this Section 5.3, shall imply that the Transferors, Holdco or Kitara is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

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Section 5.4          Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of (i) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied or (ii) the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, the Transferors, Holdco or Kitara.

Section 5.5          No Solicitation.

(a)            If this Agreement is terminated prior to the Closing, (i) Kitara will not, for a period of one (1) year thereafter, without the prior written consent of the Transferors, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, knowingly solicit (other than a solicitation by general advertisement) any person who is an employee of Future Ads or any of its Subsidiaries, at the date hereof that immediately precedes such termination, to terminate his or her employment with Future Ads or any of its Subsidiaries and (ii) Future Ads will not, for a period of one (1) year thereafter, without the prior written consent of Kitara, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, knowingly solicit (other than a solicitation by general advertisement) any person who is an employee of Kitara or any of its Subsidiaries, at the date hereof that precedes such termination, to terminate his or her employment with Kitara or any of its Subsidiaries. Kitara and Future Ads agree that any remedy at law for any breach by Kitara or Future Ads of this Section 5.5 would be inadequate, and that Future Ads or Kitara, as the case may be, would be entitled to injunctive relief in such a case. If it is ever held that this restriction on Kitara or Future Ads is too onerous and is not necessary for the protection of Future Ads or Kitara, Kitara and Future Ads agree that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect Future Ads or Kitara.

(b)            During the period from the date of this Agreement through and including the earlier of the Closing Date or the termination of this Agreement in accordance with Article VII, (a) Kitara and Future Ads shall not, and each of Kitara and Future Ads shall cause their respective Affiliates, Representatives and other agents, and their respective Subsidiaries to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than the other parties hereto and their respective Affiliates or Representatives concerning any Alternate Transaction (as defined below), and Kitara and Future Ads shall use their commercially reasonable efforts to prevent Kitara or Future Ads or any of their respective Subsidiaries from entering into any Alternate Transaction and (b) none of Holdco, Kitara or Future Ads or their respective boards of directors or managers will vote in favor of any purchase of any capital stock of Holdco, Kitara or Future Ads or any of their Subsidiaries, or any other Alternate Transaction, other than the transactions contemplated hereby and the Kitara Reorganization. For purposes hereof, an “Alternate Transaction” shall mean (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving a significant portion of the capital stock or membership interests of Holdco, Kitara, Future Ads or any of their respective Subsidiaries, (b) any sale of all or any significant portion of the assets of Holdco, Kitara or Future Ads, (c) any other transaction in respect of Holdco, Kitara or Future Ads which results directly or indirectly, in a Change of Control of Holdco, Kitara or Future Ads or sale of any minority equity interest in Holdco, Kitara or Future Ads, or (d) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction the other party hereto does not participate. For the avoidance of doubt, the Kitara Reorganization will not be deemed to be an “Alternate Transaction” for proposes hereof. The Transferors will notify Kitara and Kitara will notify the Transferors as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, the Transferors or Kitara, as the case may be, with respect to an Alternate Transaction and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

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Section 5.6          Confidentiality. Until the Closing Date, each of the parties shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement and the other instruments and agreements contemplated hereby all information and data obtained by them from any other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section 5.6), unless disclosure of such information or data is required by applicable Law or the rules and regulations of the SEC. In the event that the transactions contemplated hereby are not consummated, each party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, promptly return to the applicable party or destroy all documents (including all copies thereof) containing any such information or data.

Section 5.7          Consents and Filings; Further Assurances.

(a)            Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Kitara Reorganization as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Article VI and (ii) promptly make all necessary filings, if any, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. Kitara and Future Ads shall each pay one-half of all filing fees and other charges of both parties for the filing in connection with the HSR Act.

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(b)            Subject to applicable Law: (i) each of the parties shall cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement or the Kitara Reorganization and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority; (iii) no party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting; (iv) subject to Section 5.6, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and (v) subject to Section 5.6, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)            In furtherance of the covenants of the parties contained in this Section 5.7, if (i) any objections are asserted by any Governmental Authority with respect to the transactions contemplated hereby under any Law, (ii) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated hereby or the Kitara Reorganization as allegedly violative of any Law or that would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the transactions contemplated hereby or the Kitara Reorganization or (iii) any Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the transactions contemplated hereby or the Kitara Reorganization illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the transactions contemplated hereby or the Kitara Reorganization, then each of Kitara, Holdco and Future Ads shall use its commercially reasonable efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement.

(d)            In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, but subject to first complying with the obligations of Section 5.7(c), if any of the events specified in Section 5.7(c)(ii) or (iii) occurs, then each of Kitara, Holdco and Future Ads shall cooperate in all respects with the other party and use its commercially reasonable efforts to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the transactions contemplated hereby or the Kitara Reorganization and to have such Law repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated hereby, and each of Kitara, Holdco, and Future Ads shall use its commercially reasonable efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

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(e)            Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to contracts to which Future Ads or a Subsidiary of Future Ads is a party, or to which Kitara or a Subsidiary of Kitara is a party, that have not been and may not be obtained. Neither Future Ads, the Transferors nor any of their respective Affiliates shall have any liability to Kitara or Holdco, and neither Kitara, Holdco nor any of their respective Affiliates shall have any liability to the Transferors or Future Ads, in each case arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VI.

(f)             In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, the parties hereto acknowledge and agree that Holdco will, prior to the Closing, (i) execute and deliver to the Transferors (A) a stockholders agreement by and among Holdco and the Transferors in substantially the form attached hereto as Exhibit A (the “Stockholders Agreement”), (B) a registration rights agreement by and among Holdco and the Transferors in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”), (C) lockup agreements between Holdco and (1) those Kitara stockholders and employees set forth on Schedule 5.7(f)(i) of the Kitara Disclosure Schedules each in the form attached hereto as Exhibit C (the “Kitara Lockup Agreements”) and (2) the Transferors listed on Schedule 5.7(f)(ii) of the Transferors Disclosure Schedules in the form attached as Exhibit D (the “Future Ads Lockup Agreements” and together with the Kitara Lockup Agreements, the “Lockup Agreements”), and (D) employment agreements between Holdco and each of the Persons listed on Schedule 5.7(f)(iii) of the Transferors Disclosure Schedules as may be mutually agreed to by Holdco and the Transferors (the “Employment Agreements”); and (ii) use its reasonable best efforts to cause (A) each of the Kitara stockholders and employees set forth on Schedule 5.7(f)(i) of the Kitara Disclosure Schedules to execute and deliver a counterpart to the Kitara Lockup Agreements to the Transferors and (B) each of the Persons listed on Schedule 5.7(f)(iii) of the Transferors Disclosure Schedules to execute and deliver counterparts to the Employment Agreements to Holdco and the Transferors.

Section 5.8          Public Announcements. The Transferors and Kitara shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement, nor permit any Representative or Affiliate of either party to issue any such press release or make any such public statement, prior to such consultation, except as may be required by applicable Law.

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Section 5.9          Directors’ and Officers’ Indemnification.

(a)           Holdco shall and shall cause Future Ads, Kitara and their respective Subsidiaries to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager or director of Kitara, Future Ads or any of their respective Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of Kitara, Future Ads or any of their respective Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable Law (including without limitation the Laws of the State of Delaware) to indemnify its own directors or officers (and Holdco shall, or shall cause Future Ads, Kitara and their respective Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Holdco, and Holdco shall, or shall cause Kitara, Future Ads and their respective Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) Holdco and its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of Holdco or any of its Subsidiaries shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section 5.9 shall notify Holdco upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.9 except to the extent such failure prejudices such party). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b)            On or prior to the Closing Date, Holdco shall obtain, or shall cause its Subsidiaries to obtain and maintain for a period of six years from the Closing Date, officers’ and directors’ liability insurance covering D&O Indemnified Parties covering liability and acts or omissions occurring on or prior to the Closing Date at limit levels and otherwise on terms with respect to such coverage no less favorable to the insured than those of such insurance in respect of Kitara in effect on the date hereof. Prior to or at the Closing Date, Kitara shall provide Future Ads with reasonable evidence of the obtainment of such insurance coverage in accordance with the foregoing provision.

(c)            Holdco and Kitara covenant, for themselves and their successors and assigns, that they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current members or managers of Future Ads and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby. Future Ads covenants, for itself and its successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of Kitara and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

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(d)            Holdco shall not take any action directly or indirectly to disaffirm or adversely affect the existence, effectiveness or enforceability of the provisions of the certificate of incorporation, certificate of formation, limited liability company agreement and bylaws (or equivalent organizational documents) and any other written agreements of Holdco, Kitara, Future Ads and any of their respective Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

Section 5.10          Tax Matters. The parties hereto agree:

(a)            to treat the Kitara Reorganization and the Exchange as exchanges of Kitara Common Stock and Future Units in exchange for Holdco Common Stock, as a single integrated transaction under Section 351 of the Code;

(b)            to treat the Exchange as a transfer of Future Units to Holdco, in accordance with the rules set forth in Revenue Ruling 99-6, 1999-6 I.R.B.; and

(c)            to file all required Returns when due consistent with the foregoing.

Section 5.11          Termination of Certain Contracts. Prior to the Closing, (i) Future Ads shall or shall cause any of its Affiliates who are parties to the contracts listed on Schedule 5.11 of the Transferors Disclosure Schedules with Future Ads or any of its Subsidiaries to be cancelled as of or prior to the Closing pursuant to termination agreements, in form reasonably acceptable to Kitara, that provide for such termination without further liability or obligation of Future Ads or any of its Subsidiaries thereafter and (ii) Kitara shall or shall cause any of its Affiliates who are parties to the contracts listed on Schedule 5.11 of the Kitara Disclosure Schedules with Kitara or any of its Subsidiaries to be cancelled as of or prior to the Closing pursuant to termination agreements, in form reasonably acceptable to the Transferors, that provide for such termination without further liability or obligation of Kitara or any of its Subsidiaries thereafter.

Section 5.12          Kitara Stockholders Meeting. Kitara shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Kitara Stockholders Meeting”) for the purpose of obtaining the Kitara Stockholder Approval.

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Section 5.13          Preparation of Form S-4 and Proxy Statement. As promptly as practicable following the date of this Agreement, Holdco and Kitara shall prepare (with Future Ads’ reasonable cooperation) and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in connection with the registration under the Securities Act of the Holdco Common Stock to be issued in connection with the Kitara Reorganization, the transactions contemplated hereby and such other matters as may be mutually agreed upon. The Form S-4 shall include as a prospectus a proxy statement with respect to the Kitara Reorganization (together with any amendments or supplements thereto and any other required materials, the “Proxy Statement”) with the SEC and shall comply with all applicable notice requirements pursuant to the respective certificates of incorporation and bylaws of Kitara and Holdco and applicable law. Each of Holdco, Future Ads and Kitara shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and filing of the Form S-4 and the Proxy Statement. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Holdco and Kitara (i) shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated by the Kitara Reorganization and (ii) shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Holdco and Kitara shall also take any action (other than qualifying to do business in any jurisdiction in which Holdco or Kitara is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Holdco Common Stock in connection with the Kitara Reorganization and shall furnish all information concerning Holdco, Kitara and the holders of Holdco Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or response to comments to, the Form S-4 or the Proxy Statement will be made by Holdco or Kitara, as applicable, without providing Future Ads a reasonable opportunity to review and comment thereon and without Future Ads’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). Holdco or Kitara, as applicable, will advise Future Ads promptly after either of them receives oral or written notice thereof, of the time when the Form S-4 has become effective or the Proxy Statement has been cleared or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in connection with the Kitara Reorganization for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Form S-4 or Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Future Ads with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Closing any information relating to Kitara, Holdco, Future Ads, or any of their respective Affiliates, directors or officers, should be discovered by the Kitara, Holdco or Future Ads which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by Kitara or Holdco with the SEC and, to the extent required by Law, disseminated to the stockholders of Kitara or Holdco.

Section 5.14          Kitara Reorganization. The parties will take all such steps necessary or advisable to be in a position to complete the Kitara Reorganization as promptly as possible after the date hereof, so as to eliminate the condition set forth in Section 6.1(c). On the Closing Date and immediately prior to, or contemporaneously with, the consummation of the transactions contemplated hereby, Kitara and Holdco will complete the Kitara Reorganization.

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Section 5.15          Financing.

(a)            Kitara and Future Ads shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange financing on the terms and conditions described in the Debt Commitment Letter and otherwise on terms and conditions reasonably satisfactory to Kitara and Future Ads, including using their commercially reasonable efforts to (a) maintain in effect the Debt Commitment Letter, (b) satisfy on a timely basis all terms and conditions applicable to Kitara and Future Ads to obtaining the Debt Financing set forth therein and (c) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter. In the event any portion of the Debt Financing contemplated by the Debt Commitment Letter becomes unavailable on substantially the terms and conditions contemplated in the Debt Commitment Letter, Kitara shall promptly notify Future Ads and shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on financial terms no less favorable, in the aggregate, to Kitara than the Debt Commitment Letter and upon other terms and conditions not materially less favorable, in the aggregate, than those in the Debt Commitment Letter, in an aggregate amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event. Kitara shall deliver to Future Ads true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Kitara with any portion of such alternate financing. Kitara shall promptly provide Future Ads copies of any commitment letters or definitive agreements with respect thereto. Future Ads will be entitled to participate in the review and negotiation of the Debt Financing (and, if applicable, alternative financing) documents. Kitara shall (i) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto and (ii) enforce in all material respects Kitara’s rights under the Debt Commitment Letter and any definitive documentation with respect to the Debt Financing. Kitara shall not permit, or consent to, any amendment, supplement or modification to be made to the Debt Commitment Letter if such amendment, supplement or modification would (i) materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement, (ii) reduce the aggregate amount of the Debt Financing, including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter, (iii) impose new or additional conditions or otherwise expand, amend, waive or modify any of the conditions to the receipt of the Debt Financing (other than any amendment, waiver or modification that would make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing more likely to occur), (iv) adversely affect the ability of Kitara to enforce or cause the enforcement of its rights against the Lender or other financing sources with respect to the Debt Financing or (v) otherwise reasonably be expected to adversely affect the ability of Kitara to timely consummate the transactions contemplated by this Agreement.

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(b)            Prior to the Closing, each of Kitara and Future Ads shall and shall cause each of its Subsidiaries and their respective Representatives and employees to provide all cooperation reasonably requested by Kitara and Future Ads in connection with the financing contemplated by the Debt Commitment Letter and to use their respective commercially reasonable efforts (i) to cause appropriate officers and employees of Kitara, Future Ads and their respective Subsidiaries (A) to be available on a customary basis to meet with prospective lenders in presentations, meetings and due diligence sessions, (B) to assist with the preparation of disclosure documents, projections and similar documents in connection therewith, (C) to furnish Kitara and Future Ads and their financing sources with financial statements and financial and other pertinent information regarding Kitara, Future Ads and their respective Subsidiaries as may be reasonably requested by Kitara or Future Ads, as applicable, and reasonably available to Kitara or Future Ads, as applicable, (D) to execute and deliver any definitive financing documentation including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing, consistent with the Debt Commitment Letter (or alternative financing sources arranged under Section 5.15(a)) as may be reasonably requested by Kitara and Future Ads, as applicable, in connection with the Debt Financing, in each case which will become effective only on or after the Closing, and (E) to take such reasonable actions as may be required to facilitate the pledge of collateral to secure the Debt Financing (including cooperation in connection with the pay-off of existing Indebtedness and the release of Encumbrances related thereto), (ii) to obtain all waivers, consents and approvals from other parties to contracts and Encumbrances to which Kitara, Future Ads or any of their respective Subsidiaries is a party or by which any of them or their assets or properties are bound or subject necessary to permit the consummation of the Debt Financing, and (iii) to take all other reasonable actions necessary to permit the consummation of the Debt Financing.

(c)            Notwithstanding anything to the contrary herein, except as may be expressly set forth in the Debt Commitment Letter or the definitive agreements entered into in connection with the Debt Financing, the parties hereto agree that neither the Lender, nor any Person that becomes a lender under the Debt Commitment Letter, nor any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Debt Financing Sources”) will have any liability to any Person, including any party hereto or any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (the “Unit Exchange Parties”), relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing, any document related to the foregoing or the transactions contemplated by the foregoing (whether or not consummated, in whole or in part) or in respect of any theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or otherwise.

(d)            Subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, none of the Unit Exchange Parties, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Debt Financing Sources, nor will such Unit Exchange Parties be third party beneficiaries of the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing, and nothing in this Agreement, express or implied, is intended to, or shall, confer upon such Unit Exchange Parties any standing as a third party beneficiary of the Debt Commitment Letter or such definitive agreements with respect to the Debt Financing.

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(e)            Notwithstanding anything to the contrary contained in Section 8.3, the provisions of Section 5.15(c) through (h) may not be amended, waived, supplemented or otherwise modified without the prior written consent of the Lender.

(f)             Notwithstanding anything to the contrary contained in Section 8.8, it is understood and agreed that the Debt Financing Sources are express third party beneficiaries of Section 5.15(c) through (h) and shall be entitled to rely on and enforce such Section in accordance with its terms, as if they were signatories to this Agreement.

(g)            Notwithstanding anything to the contrary contained in Section 8.13, the parties shall have the right to assign all or certain provisions of this Agreement, or any right or interest herein, and may delegate any obligation hereunder, without the consent of any other parties thereto, to any financing sources of Kitara, Future Ads or Holdco as collateral; provided that no such assignment or delegation shall relieve such parties of their obligations hereunder.

(h)            Notwithstanding anything to the contrary contained in Section 8.9 or 8.10, each of the Unit Exchange Parties agrees that it will not bring or support any action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Lender or any other Persons that commits or has committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby (each such Person, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each Unit Exchange Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating to the Debt Commitment Letter or the performance thereof.

Section 5.16          Future Ads Transaction Expenses. Within thirty (30) days following the Closing, Holdco shall reimburse the Transferors for all Future Ads Transaction Expenses paid by Future Ads, its Subsidiaries or the Transferors on or before the Closing. All Future Ads Transaction Expenses not paid by Future Ads, its Subsidiaries or the Transferors on or before the Closing shall be assumed directly or indirectly by Holdco.

Section 5.17          Securities Transactions. Neither Future Ads, the Transferors, Holdco, Kitara nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Kitara prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.

Section 5.18          Holdco Plan. Holdco and Kitara shall create an incentive stock plan (the “Holdco Plan”) prior to the Closing that provides for 9% of the Fully Diluted Shares of Holdco Common Stock outstanding as of the Closing Date to be reserved for issuance pursuant to the Holdco Plan.

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Section 5.19          Holdco Directors. Immediately following the Closing, the Board of Directors of Holdco shall consist of up to nine (9) members, in which case five (5) of the directors will be appointed by the Transferors pursuant to the Stockholders Agreement.

Article VI
CONDITIONS TO CLOSING

Section 6.1          General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Transferors, acting jointly, or Kitara, in its sole discretion; provided, that such waiver shall only be effective as to the obligations of such party:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that is then in effect (and has not been vacated, withdrawn or overturned) and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)           Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings, if any, disclosed on Schedule 3.3(a) of the Transferors Disclosure Schedules or Schedule 4.3(a) of the Kitara Disclosure Schedules with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained, expired, terminated or filed, as applicable.

(c)           The Form S-4 and Proxy Statement shall have been declared effective and cleared, respectively, by the Securities and Exchange Commission.

(d)           The Kitara Reorganization shall have been completed or all of the conditions necessary for completion shall have been satisfied and the Kitara Reorganization will be consummated contemporaneously with the closing of the transactions contemplated hereby.

(e)           The Debt Financing shall have been consummated.

Section 6.2           Conditions to Obligations of the Transferors. The obligations of the Transferors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Transferors, acting jointly, in their sole discretion:

(a)           (i) The representations and warranties of Holdco and Kitara contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Kitara Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Kitara Material Adverse Effect; (ii) Holdco and Kitara shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and (iii) the Transferors shall have received from each of Holdco and Kitara a certificate to the effect set forth in the preceding clauses (i) and (ii), signed by a duly authorized officer of each of Holdco and Kitara.

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(b)           The Transferors shall have received an executed counterpart of each of (i) the Stockholders Agreement, (ii) the Registration Rights Agreement, (iii) the Lockup Agreements and (iv) the Employment Agreements each signed by each party thereto other than the Transferors.

(c)           Holdco shall have created the Holdco Plan.

(d)           Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have a Kitara Material Adverse Effect.

Section 6.3           Conditions to Obligations of Holdco and Kitara. The obligations of Holdco and Kitara to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Kitara in its sole discretion:

(a)           (i) The representations and warranties of the Transferors and Future Ads contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Future Ads Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Future Ads Material Adverse Effect or prevent, materially delay or materially impede the performance by the Transferors of their obligations under this Agreement or the consummation of the transactions contemplated hereby; (ii) the Transferors shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and (iii) Kitara shall have received from the Transferors a certificate to the effect set forth in the preceding clauses (i) and (ii), signed by a duly authorized officer thereof.

(b)           Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have a Future Ads Material Adverse Effect.

(c)           Kitara shall have received an executed counterpart of the Future Ads Lockup Agreements signed by each of the Transferors listed on Schedule 5.7(f)(ii) of the Kitara Disclosure Schedules.

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Article VII
TERMINATION

Section 7.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Kitara and the Transferors, acting jointly;

(b)           (i) by the Transferors, acting jointly, if Holdco or Kitara breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Transferors, acting jointly, or (ii) by Kitara, if the Transferors or Future Ads breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Kitara;

(c)           (i) by the Transferors, acting jointly, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to January 31, 2015 (the “Termination Date”) or (ii) by Kitara, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)           by either the Transferors, acting jointly, or Kitara, if the Closing shall not have been consummated by the Termination Date; provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(e)           by either the Transferors, acting jointly, or Kitara in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination pursuant to this Section 7.1(e) shall have complied with Section 5.7; or

(f)           by either Kitara or the Transferors if the Debt Financing is not consummated by the Termination Date; provided, that, in Kitara’s case, Kitara shall have complied with Section 5.15.

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The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other parties.

Section 7.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except that (a) the provisions of Sections 3.19 and 4.20 (Brokers), Section 5.5 (Non-Solicitation), Section 5.6 (Confidentiality), Section 5.8 (Public Announcements), the provisions of Article VIII (General Provisions) and this Section 7.2 (Effect of Termination) shall survive the termination hereof and (b) no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

Article VIII
GENERAL PROVISIONS

Section 8.1           Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the parties contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing and thereafter no party shall be under any liability whatsoever with respect to such representations, warranties and covenants, other than in the case of fraud; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

Section 8.2           Fees and Expenses; Transfer Taxes.

(a)           Except as otherwise provided herein, all fees and expenses incurred in connection with or related to the Kitara Reorganization, this Agreement and the instruments, agreements and transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the expenses of the Lender charged to Future Ads, Kitara or their respective Affiliates in connection with the Debt Financing, as provided in the Debt Commitment Letter and which are the joint and several obligations of Kitara and Future Ads, shall be shared and paid by Kitara and Future Ads in equal amounts if this Agreement is terminated in accordance with Article VII. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other parties.

(b)           All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid equally by Holdco and Future Ads, and all necessary Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Returns under applicable Law.

Section 8.3           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.4           Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or a duly authorized officer on behalf of such party, as applicable.

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Section 8.5           Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by the recipient by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           if to the Transferors, to:

c/o Future Ads LLC
2010 S Main St #900
Irvine, CA 92614
Attention: General Counsel
Facsimile: (949) 379-2829
E-mail: DShapiro@futureads.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, CA 90071-3197
Attention: J. Keith Biancamano
Facsimile: (213) 229-6775
E-mail: KBiancamano@gibsondunn.com

(ii)          if to Future Ads, to:

Future Ads LLC
2010 S Main St #900
Irvine, CA 92614
Attention: General Counsel
Facsimile: (949) 379-2829
E-mail: DShapiro@futureads.com

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with a copy (which shall not constitute notice) to::

Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, CA 90071-3197
Attention: J. Keith Biancamano
Facsimile: (213) 229-6775
E-mail: KBiancamano@gibsondunn.com

(iii)         if to Holdco or Kitara, to:

Holdco
525 Washington Blvd., Suite 2620
Jersey City, New Jersey 07310
Attention: Robert Regular

Facsimile: 201-839-3345
E-mail: bob@kitaramedia.com

with a copy (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174
Attention: David Alan Miller; Jeffrey M. Gallant
Facsimile: (212) 818-8881
E-mail: dmiller@graubard.com; jgallant@graubard.com

Section 8.6           Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

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Section 8.7           Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or in any document required to be delivered hereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Section 5.9, 8.12 and 8.20, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, including for the avoidance of doubt, Gibson Dunn and Graubard Miller.

Section 8.9           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.10         Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding, whether in law or equity, arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or any other proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 8.11           Disclosure Generally. Notwithstanding anything to the contrary contained in the Transferors Disclosure Schedules, the Kitara Disclosure Schedules or in this Agreement, the information and disclosures contained in any Transferors Disclosure Schedule or Kitara Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Transferors Disclosure Schedule or Kitara Disclosure Schedule, as applicable, as though fully set forth in such Transferors Disclosure Schedule or Kitara Disclosure Schedule, as applicable, for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Transferors Disclosure Schedule or Kitara Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.12           Several Liability. The obligations of the Transferors hereunder are in all cases several and not joint, and this Agreement shall not create or be deemed to create or permit any joint liability or obligation on the part of any Transferor.

Section 8.13           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

Section 8.14           Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.15           Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.16           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term, provision, covenant or restriction, of this Agreement or any portion thereof is held by a court of competent jurisdiction or other authority to be invalid, illegal, against its regulatory policy, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall in no way affect, impair or invalidate any other term, provision, covenant or restriction or any portion thereof in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

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Section 8.17           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.18           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.19           Facsimile or Portable Document File Signature. This Agreement may be executed by facsimile or portable document file signature and a facsimile or portable document file signature shall constitute an original for all purposes.

Section 8.20         Legal Representation. Kitara and its respective Affiliates acknowledge and agree that Gibson Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for Future Ads and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby and that the Transferors reasonably anticipate that Gibson Dunn will continue to represent them in future matters. Accordingly, Holdco, Kitara and their respective Affiliates expressly: (a) consent to Gibson Dunn’s representation of the Transferors in any post-Closing matter in which the interests of Holdco, Kitara or any of their Affiliates, on the one hand, and the Transferors or any of their Affiliates, on the other hand, are adverse, including, without limitation, any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which Gibson Dunn may have previously advised the Transferors, Future Ads or their respective Affiliates and (b) consent to the disclosure by Gibson Dunn to the Transferors, Future Ads or their respective Affiliates of any information learned by Gibson Dunn in the course of its representation of the Transferors, Future Ads or their respective Affiliates, whether or not such information is subject to attorney-client privilege or Gibson Dunn’s duty of confidentiality. Furthermore, Holdco, Kitara and Future Ads irrevocably waive any right they may have to discover or obtain information or documentation relating to the representation of the Transferors by Gibson Dunn in the transactions contemplated by this Agreement, to the extent that such information or documentation was privileged as to the Transferors. Holdco, Kitara, Future Ads and their respective Affiliates further covenant and agree that each shall not assert any claim against Gibson Dunn in respect of legal services provided to Future Ads or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby. Upon and after the Closing, Future Ads shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is specifically engaged in writing by Future Ads to represent Future Ads after the Closing and either such engagement involves no conflict of interest with respect to the Transferors or their respective Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation of Future Ads by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. If and to the extent that, at any time subsequent to Closing, Holdco, Kitara, Future Ads or their Affiliates shall have the right to assert or waive an attorney-client privilege with respect to any communication between Future Ads or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Holdco, Kitara, Future Ads or any of their Affiliates shall be entitled to waive such privilege only with the prior written consent of the Transferors (such consent not to be unreasonably withheld).

Section 8.21           No Presumption Against Drafting Party. Each of Holdco, Kitara, Future Ads and the Transferors acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KITARA HOLDCO CORP.

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

Kitara Media Corp.

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

FUTURE ADS, LLC

By:	/s/ Jared L. Pobre
Name: Jared L. Pobre
Title: Chief Executive Officer

LOWENSTEIN ENTERPRISES
CORPORATION

By:	/s/ Jared L. Pobre
Name: Jared L. Pobre
Title: Chief Executive Officer

FAMILY TRUST OF JARED L. POBRE, U/A
DTD 12/13/2004

By:	/s/ Jared L. Pobre
Name: Jared L. Pobre
Title: Trustee

Signature Page to Unit Exchange Agreement

NEWPORT HOLDING TRUST

By:	/s/ David R. McNair
Name: David R. McNair
Title: Managing Trustee

NEPTUNE CAPITAL TRUST

By:	/s/ Brian Mason
Name: Brian Mason
Title: Managing Trustee

Signature Page to Unit Exchange Agreement